UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

HOWARD HUGHES HOLDINGS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Annual Meeting of Stockholders
Proxy  Statement

2024

9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380
Letter from Our Chairman
Dear Fellow Stockholders:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Howard Hughes Holdings Inc. We will hold the meeting at 9:00 a.m., Eastern Time, on Thursday, May 23, 2024, at Pier 17 Green Room, located at Pier 17, 89 South Street, 3rd Floor, New York, New York 10038. Enclosed you will find a notice setting forth the items that we expect to address during the meeting and our Proxy Statement.
I would like to personally thank you for your investment in Howard Hughes Holdings Inc. We look forward to welcoming many of you to our annual meeting. It is important that your shares be voted at the meeting in accordance with your preference. Your vote is important to us. Even if you do not plan to attend the meeting in person, we hope that your votes will be represented at the meeting by filling out, signing, dating and returning your proxy card or voting by using the available Internet or telephone voting procedures.
Sincerely,
William A. Ackman
Chairman of the Board of Directors
April 4, 2024

9950 Woodloch Forest Drive, Suite 1100 The Woodlands, Texas 77380
Notice of 2024 Annual Meeting of Stockholders

Thursday, May 23, 2024	9:00 a.m., Eastern Time	Pier 17 Green Room 89 South Street, 3rd Floor New York, NY 10038
ITEMS OF BUSINESS
1	Election to our Board of Directors of the ten director nominees named in the attached Proxy Statement for a one-year term
2	An advisory (non-binding) vote to approve executive compensation (Say-on-Pay)
3	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024
4	Transaction of such other business as may properly come before our 2024 Annual Meeting of Stockholders
RECORD DATE

The record date for the determination of the stockholders entitled to vote at our 2024 Annual Meeting of Stockholders, or any adjournments or postponements thereof, was the close of business on March 27, 2024.

Your vote is important to us. Please exercise your stockholder right to vote.
By Order of the Board of Directors,
David O’Reilly
Chief Executive Officer
April 4, 2024

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to Be Held on May 23, 2024

Our Proxy Statement, 2024 Annual Report to Stockholders and other materials are available on our website at www.proxyvote.com

Proxy Summary
This summary highlights certain information from our Proxy Statement for the 2024 Annual Meeting of Stockholders. You should read the entire Proxy Statement carefully before voting.
2024 ANNUAL MEETING INFORMATION
Thursday, May 23, 2024	9:00 a.m. Eastern Time
Record Date March 27, 2024	Pier 17 Green Room 89 South Street, 3rd Floor New York, NY 10038
Admission:	Photo identification and proof of ownership as of the record date are required to attend the Annual Meeting.
For additional information about our Annual Meeting, see “Questions and Answers Regarding This Proxy Statement and The Annual Meeting.”
MATTERS TO BE VOTED ON AT OUR 2024 ANNUAL MEETING
Proposal		Board Recommendation	Page
1	Election of directors	FOR each director nominee	30
2	Advisory (non-binding) vote to approve executive compensation	FOR	35
3	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2024	FOR	36

Proxy Statement for the 2024 Annual Meeting of Stockholders / 1

Proxy Summary
EXPLANATORY NOTE
On August 11, 2023, Howard Hughes Holdings Inc. became the successor to The Howard Hughes Corporation pursuant to a reorganization (the “Reorganization”) in which all of The Howard Hughes Corporation’s outstanding shares were automatically converted into equivalent corresponding shares of Howard Hughes Holdings Inc. The Reorganization resulted in Howard Hughes Holdings Inc. becoming a parent holding company of The Howard Hughes Corporation, but did not alter the proportionate interests of security holders.
As used in this prospectus, unless the context otherwise requires, references to the terms “Company”, “we”, “us” and “our” refer to The Howard Hughes Corporation for periods prior to the Reorganization and, for periods as of and following the Reorganization, to Howard Hughes Holdings Inc.

2 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proxy Summary
DIRECTOR NOMINEES
						Committee Memberships
Name	Age	Director Since	Tenure	Independent	Principal Occupation	Audit	Compensation	Nominating & Corporate Governance	Risk	Technology	Other Current Public Company Boards
David Eun	57	2023	1	✓	Co-CEO, Alakai Group, LLC						• None
Adam Flatto	61	2010	13	✓	Chief Executive Officer and President of The Georgetown Company						• None
Ben Hakim	48	**	0	✓	Partner of Pershing Square Capital Management, L.P.						• None
Beth Kaplan	66	2017	6	✓	Managing Partner of Axcel Partners, LLC						• Crocs, Inc. • Brilliant Earth Group Inc. • Rent the Runway, Inc.
Allen Model	78	2010	13	✓	Treasurer and Vice Chairman of Overseas Strategic Consulting, Ltd.						• None
David O’Reilly	49	2020	3	✘	Chief Executive Officer of Howard Hughes Holdings Inc.						• Kite Realty Group Trust
R. Scot Sellers	67	2010 (PD)	13	✓	Former Chief Executive Officer of Archstone						• Maui Land & Pineapple Company, Inc.
Steven Shepsman	71	2010	13	✓	Executive Managing Director of New World Realty Advisors						• None
Mary Ann Tighe	75	2011	12	✓	Chief Executive Officer of CBRE’s New York Tri-State Region						• None
Anthony Williams	72	2021	3	✓	Chief Executive Officer and Executive Director of the Federal City Council						• None
Meetings in 2023: 10						5	7	4	4	1*
Average (Years)	65		9

*
The Technology Committee was formed in December 2023.

**
Mr. Hakim is a new director nominee and, if elected, he will fill the vacancy on the Board created by Mr. Ackman’s decision not to stand for reelection at the 2024 Annual Meeting.

Chair	Member	Financial Expert	(PD)	Presiding Director (Mr. Sellers is expected to replace Mr. Ackman as Chairman of the Board following the 2024 Annual Meeting of Stockholders).

Proxy Statement for the 2024 Annual Meeting of Stockholders / 3

Proxy Summary
GOVERNANCE HIGHLIGHTS
The Board of Directors (the “Board”) and management believe that good corporate governance promotes accountability to stockholders, enhances investor confidence in Howard Hughes Holdings Inc. (“HHH”, “Howard Hughes”, or the “Company”) and supports long-term value creation. The Company has implemented and fostered a culture of good corporate governance, which includes the following:
✓	None of our director nominees serve on an excessive number of boards	✓	Each committee of the Board has a published charter that is reviewed annually
✓	A majority of executive pay is tied to performance-based and long-term equity incentives	✓	Each committee of the Board is 100% comprised of independent directors
✓	The Board follows Corporate Governance Guidelines	✓	The Board and each of its committees meet regularly and frequently without management present
✓	Presiding Director
See “Matters Related to Corporate Governance, Board Structure, Director Compensation and Stock Ownership” for more information.

4 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proxy Summary
EXECUTIVE COMPENSATION HIGHLIGHTS
The Compensation Committee of the Board seeks to align the Company’s executive compensation program with its business strategy to attract, retain and engage the talent we need to compete in our industry, and to align management with stockholders’ interests. The table below highlights key aspects of our executive compensation program and practices.

✓	A compensation recovery policy designed to prevent misconduct by executive officers and requiring recoupment in the event of accounting restatements	✓	Non-employee directors and executive officers are subject to stock ownership guidelines
✓	No single-trigger change-in-control for severance pay and benefits	✓	No excise tax gross-ups in executive employment agreements or incentive plans
✓	Minimum three-year vesting period for the performance-based component of long-term equity awards	✓	A general prohibition against short sales, investing in publicly traded options, hedging, pledging and margin accounts, and limit orders, in each case, involving Company securities
✓	A substantial portion of our long-term equity awards contains meaningful performance hurdles to achieve full vesting

Proxy Statement for the 2024 Annual Meeting of Stockholders / 5

Proxy Summary
COMMUNITIES UPDATE – SUSTAINABLE, INCLUSIVE AND TRANSPARENT.
At our core, we are community builders, known for envisioning, planning, and developing communities that provide an exceptional quality of life – rooted in a respect for their natural environments and dedicated to a vibrant, sustainable future. Whether we are developing a condominium, an office campus, a grocery store, or a school, we never focus on just the single building but consider the positive impact on the surroundings – both to the adjacent land and its residents.
Our communities are our home. They are where our employees live, where their children go to school and play, and where we remain active residents and integral partners, driving long term, vibrant growth throughout our regions. Responsible stewardship has been our guiding principle since the beginning, and the foundation upon which our communities were created.
We develop responsibly with sustainability top of mind, always seeking to create communities that are resilient, diverse, and inclusive; that respect the land; and that create the best environment for people to fulfill their potential.
We invest strategically to deliver quality and value for our residents, our tenants, our employees, and our business and philanthropic partners, both within and beyond the communities in which they live and work.
We innovate thoughtfully applying decades of experience to continuously improve how we do business as builders of a diverse portfolio focused on office, retail, and residential properties and to adapt to the changing needs and desires of the communities we design, develop, and manage over time.
SUSTAINABLE
“How you live, how we build” is a principle that drives everything we do – from the development of our award-winning master planned communities; to the integration of environmental and social guidelines and governance practices in our business strategy, planning, and operations; to our commitment to inclusivity, sustainability, and transparency.
We plan and build all our communities to be models of conservation, inclusion, and connection, designing in innovative ways that provide flexibility to adapt to changing environments while remaining long-term stewards of our natural resources.
We develop all our strategic developments to achieve LEED green building certification, a globally adopted sustainability framework. Our intentional pursuit of green building certifications reflects our commitment to healthy, high-performing properties and independently validates our commitment to sustainable design, construction, and operations, all of which result in reduced resource usage, decreased emissions, and better well-being for building occupants. Using an industry framework aligns all stakeholders towards a common goal and delivering best-in-class assets in their technical disciplines.
In 2023, Ward Village team was recognized as the top developer of LEED green certified assets in the state of Hawai’i. Marlow, a multifamily asset in Columbia, received the highest level for green building certification at LEED Platinum. 1700 Pavilion office building in Summerlin achieved LEED Silver and Creekside Medical Office Plaza in The Woodlands achieved LEED Gold, green building certifications for their sustainable design.
We manage and measure our operating assets to deliver on energy, water, emissions, and waste performance, and we proactively pursue efforts to reduce our impact across our portfolio in partnership with our stakeholders. We complement this holistic approach with programs and actions customized for the age, asset type, and regional considerations of our diverse properties. We also assess and evaluate short, medium, and long-term climate related opportunities. Data-driven analysis, engineering insights, and occupant feedback drive unique strategies for each of our buildings.
In 2023, several assets received ENERGY STAR labels, BOMA 360 certifications and were pursuing LEED green building certification for Operations and Maintenance.
INCLUSIVE
For over 50 years we have embraced the forward-thinking ideals of our founders who envisioned inclusive communities designed and operated in harmony with nature. Our roots are based on the belief that responsible stewardship is the key to a better quality of life. Our business success today is a reflection of that guiding principle and our ongoing commitment to invest in our people and in our communities.

6 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proxy Summary
As of December 31, 2023, our workforce was made up of approximately 608 employees who form the bedrock of our core operations. Another 187 individuals, including seasonal staff, deliver operational excellence at the Las Vegas Ballpark during ongoing events, merchandising operations, and other Aviators activities. As of December 31, 2023, our workforce was 52% female and 36% ethnically diverse. Employees at a Vice President level or above were 37% female and 19% ethnically diverse.
The continuous development of our employees is encouraged through continued learning with tuition reimbursement, student debt management resources, and a fund for non-job-related training. To support our employees’ personal well-being, we offer competitive programs for our employees and their families at all stages of life, including a robust health benefits plan, 401k match plan, up to 12 weeks of fully paid leave for parents welcoming new children, financial support of adoption, donation, and surrogacy services, and bicycle reimbursement.
In addition to our focus on our employees, we are highly attuned to how we impact the lives of those within our communities, and we support over 220 local charities through monetary donations and volunteerism within our HHCares program. In 2023, the Company donated over $2.6 million nationwide, in addition to over $250,000 of individual employee donations and company matches to registered 501c3 non-profit organizations. Our employees also donated upwards of 2,800 hours of volunteer time through 2023.
TRANSPARENT
At Howard Hughes we believe good governance is a cultural imperative – one that requires continuous commitment and adherence to the highest possible standards of oversight, accountability, integrity, and ethics; and one that our stockholders expect our Board, our executives, and all our team members to meet every day.
In order to identify, monitor, and mitigate potential risks that could impact our organization and investors, Howard Hughes has made governance risk and management a top Board priority. As part of our corporate governance framework, we have a formal Enterprise Risk Management (ERM) Program that is overseen by the Board’s Risk Committee and led by our Risk Management team. It also reviews and monitors risks that have been identified and are considered critical by management, such as capital, market, liquidity, legal, regulatory, operational, reputational and strategic risks. Topics material to sustainability, inclusivity and transparency are included in the ERM assessment.
Howard Hughes is committed to ensuring transparency related to its inclusive, sustainable, and transparent initiatives, goals, and performance. We voluntarily report on our sustainability program through the annual Global Real Estate Sustainability Benchmark (GRESB) Real Estate Assessment and S&P Global Corporate Sustainability Assessment (CSA), helping the company benchmark its performance against peers and determine improvement areas. To provide decision useful information to investors, we monitor sustainability ratings from Institutional Shareholder Services (ISS), MSCI, and Sustainalytics.
Additional details on our approach and impacts are available in our annual report called the Communities Report. The report references the Global Reporting Initiative’s (GRI) Standards and includes our management of climate-related risks and opportunities in line with the Task Force on Climate-related Financial Disclosures (TCFD) recommendations which can be found on the Company’s website (https://www.howardhughes.com/communities/).

Proxy Statement for the 2024 Annual Meeting of Stockholders / 7

Proxy Statement for Annual Meeting of
Stockholders to Be Held on May 23, 2024
QUESTIONS AND ANSWERS REGARDING THIS PROXY STATEMENT AND THE ANNUAL MEETING
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to its proxy materials over the Internet or, upon your request, through the mail. These materials are being provided in connection with the solicitation of proxies by the Board for use at the Company’s 2024 annual meeting of stockholders or any postponement or adjournment thereof (the “Annual Meeting”). Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 4, 2024 to stockholders entitled to notice of, and to vote at, the meeting.
All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet.
You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held at 9:00 a.m., Eastern time, on Thursday, May 23, 2024, at Pier 17 Green Room, 89 South Street, 3rd Floor, New York, NY 10038.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:
•
view the Company’s proxy materials for the Annual Meeting on the Internet; and

•
instruct the Company to send future proxy materials to you electronically by email.

The Company’s proxy materials are also available on the Company’s website at www.howardhughes.com under the “Investors” tab.
If you previously elected to access your proxy materials over the Internet, you will not receive a Notice or printed proxy materials in the mail. Instead, you have received an email with a link to the proxy materials and voting instructions.
Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you, which should result in lower costs associated with the Annual Meeting. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

8 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proxy Statement for Annual Meeting of Stockholders to Be Held on May 23, 2024
What is included in the proxy materials?

The proxy materials include:
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the Company’s Notice of the Annual Meeting;

•
this Proxy Statement for the Annual Meeting; and

•
the Company’s 2024 Annual Report to Stockholders.

If you requested printed versions of these materials by mail, the proxy materials will also include a proxy card (for stockholders of record) or a voting instruction form (for beneficial owners) for the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of Company common stock at the close of business on March 27, 2024 are entitled to receive notice of, and to vote their shares at, the Annual Meeting. As of March 27, 2024, there were 50,246,052 shares of Company common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
If your shares are registered in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered a “stockholder of record.” If your shares are held in an account with a broker, bank or other nominee, you are considered the “beneficial owner.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares.

How do I vote?

How to Vote
Your vote is important. Please vote as soon as possible by one of the methods shown below.
In person at the Annual Meeting
All stockholders of record may vote in person at the Annual Meeting. You can request a ballot at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

By telephone
All stockholders of record may vote their shares by calling 1-800-690-6903 toll-free. Submit your vote by telephone until 11:59 p.m. ET on May 22, 2024. Have your proxy card available and follow the instructions provided by the recorded message to vote your shares. If you are a beneficial owner of shares, you may vote your shares by telephone by following the instructions sent to you by your broker, bank, or other record holder.

By Internet
All stockholders of record may vote their shares online at www.proxyvote.com. Use the Internet to transmit your voting instructions until 11:59 p.m. ET on May 22, 2024. Have your proxy card available and follow the instructions on the website to vote your shares. If you are a beneficial owner of shares, you may vote your shares online by following the instructions sent to you by your broker, bank, or other record holder.

By mail
If you are a stockholder of record, you may request from us, by following the instructions on your Notice or in the email that you received, printed copies of the proxy materials, which will include a proxy card.
If you are a beneficial owner of shares, you may vote your shares by mail by following the instructions sent to you by your broker, bank, or other record holder.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 9

Proxy Statement for Annual Meeting of Stockholders to Be Held on May 23, 2024

Internet and telephone voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. ET on May 22, 2024. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank, or other holder of record. You should follow the voting instructions in the materials provided to you by your broker, bank, or other holder of record. If you vote on the Internet or by telephone, you do not have to return a proxy card or voting instruction form. If you are located outside the U.S. and Canada, please use the Internet or mail voting procedures. Your vote is important. Your timely response may save us the expense of attempting to contact you again.

What is householding and how does this affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, registered stockholders, who have the same address and last name and who receive paper copies of the proxy materials in the mail, will receive only one copy of our proxy materials. This consolidated method of delivery will continue unless one or more of these stockholders notifies us that they would like to receive individual copies of proxy materials. This procedure reduces our printing costs and postage fees. If a stockholder of record residing at such address wishes to receive separate proxy materials in the future, he or she may contact Howard Hughes Holdings Inc., 9500 Woodloch Forest Drive, Suite 1100, The Woodlands, Texas 77380, Attention: Investor Relations.

What can I do if I change my mind after I submit my proxy?

If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:
•
delivering written notice revoking your proxy to the Corporate Secretary at the Company’s address set forth above;

•
timely delivering a new, later-dated proxy using one of the methods described above; or

•
voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.

What shares are included in my proxy?

If you are a stockholder of record, you will receive one proxy card for all your shares that are registered in your name with the Company’s transfer agent. If you are a beneficial owner of shares, the voting instructions you receive from your broker, bank or other nominee will indicate the number of shares of Company common stock held by them on your behalf. If you received more than one proxy card or voting instructions, then your shares are likely registered in more than one name with the Company’s transfer agent and/or held in more than one account with your broker, bank, or other nominee. Please complete, sign, date and return each proxy card and/or voting instructions to ensure that all your shares are voted.

What happens if I do not give specific voting instructions?

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your instructions. If a properly executed proxy gives no specific instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
If you are a beneficial owner of shares and do not provide your broker, bank, or other nominee with specific voting instructions, then under the rules of the New York Stock Exchange (the “NYSE”), they may only vote on matters for which they have discretionary power to vote. If your broker, bank, or other nominee does not receive instructions from you on how to vote your shares and they do not have discretion to vote on the matter, then the

10 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proxy Statement for Annual Meeting of Stockholders to Be Held on May 23, 2024

broker, bank, or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares.
Your broker, bank or other nominee will not be permitted to vote on your behalf on the election of directors; the advisory vote on executive compensation; and other matters to be considered at the Annual Meeting, unless you provide specific instructions by completing and returning a properly executed proxy or following the instructions provided to you to vote your shares. For your vote to be counted, you need to communicate your voting decisions to your broker, bank, or other nominee before the date of the Annual Meeting.

What constitutes a quorum?

A majority of the outstanding shares of common stock must be present, in person or by proxy, to constitute a quorum at the Annual Meeting.
Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner.

Who can attend the Annual Meeting?

The Annual Meeting is open to all holders of the Company’s common stock as of the record date. Please note photo identification and proof of ownership as of the record date are required to attend the Annual Meeting.

What will the stockholders vote on at the Annual Meeting, what are the voting requirements for each of the matters to be voted on at the Annual Meeting, and what are the Board’s voting recommendations?

Proposal		Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes	Board Recommendation
1	Election of directors	Each director nominee must receive the affirmative vote of a majority of the votes cast with respect to the nominee, excluding abstentions	No	No effect	✓ FOR each director nominee
2	Advisory (non-binding) vote to approve executive compensation (Say-on-Pay)	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions have the effect of a vote cast against the matter and broker non-votes have no effect	✓ FOR
3	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024	Affirmative vote of a majority of the votes cast	Yes	No effect	✓ FOR

Proxy Statement for the 2024 Annual Meeting of Stockholders / 11

Matters Related to Corporate Governance,
Board Structure, Director Compensation and
Stock Ownership
CORPORATE GOVERNANCE
The Board has adopted the following policies to serve as the governing framework of the Company:
■
corporate governance guidelines to assist the Board in the exercise of its responsibilities to the Company and its stockholders;

■
a code of business conduct and ethics applicable to the Company’s directors;

■
a code of business conduct and ethics applicable to the Company’s officers and other employees; and

■
written charters for its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Risk Committee, and Technology Committee.

The Company’s corporate governance guidelines, codes of business conduct and ethics and committee charters are available on the Company’s website at www.howardhughes.com under the “Investors” tab. You may also obtain a copy of these policies upon written request to the Company’s Corporate Secretary at its principal executive office.
The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new SEC or NYSE corporate governance requirements.
The Board may, at its discretion, elect a Chairman of the Board from among the directors. If at any time the Chairman of the Board is a current or former executive officer of the Company, or for any reason is not an independent director, a Presiding Director will be selected by the independent directors from among the directors who are not current or former executive officers of the Company and are otherwise independent. The Board adopted this structure to promote decision-making and governance that are independent of the Company’s management and to better perform the Board’s monitoring and evaluation functions. The positions of Chairman of the Board, Presiding Director of the Board, and Chief Executive Officer are held by different individuals. Neither the current Chairman of the Board, William Ackman, nor the current Presiding Director of the Board, R. Scot Sellers, is a member of Company management. In accordance with the foregoing, following Mr. Ackman’s departure as a director, R. Scot Sellers, if re-elected, will be Chairman of the Board and there will be no Presiding Director.
The Board has established a policy that its non-management directors meet in executive session, without members of management present at least four times per year; provided, however, that any non-management director may request additional executive sessions of the non-management directors at any time, if and when necessary, to discuss any matter of concern. The Chairman of the Board or Presiding Director presides over each executive session. The Board policy provides that if the Board includes non-management directors that are not independent, at least one executive session each year will include only independent directors.
The Company believes that the foregoing policies and practices, when combined with the Company’s other governance policies and procedures, provide an appropriate framework for oversight, discussion and evaluation of decisions and direction from the Board.

12 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Matters Related to Corporate Governance, Board Structure, Director
Compensation and Stock Ownership
Foundation in Sound Governance Practices
✓	Regular executive sessions of independent directors	✓	Majority voting with resignation policy for directors in uncontested elections
✓	Annual Board and committee evaluations, including an independent third-party evaluation once every three years	✓	A general prohibition against short sales; investing in publicly traded options; hedging; pledging and margin accounts; and limit orders, in each case, involving Company securities
✓	Directors may contact any employee of our Company directly, and the Board and its committees may engage independent advisors at their sole discretion	✓	Stockholders holding at least 15% of our outstanding shares of common stock can call a special meeting of stockholders
✓	Annual elections of directors (i.e., no staggered board)	✓	Director and executive stock ownership requirements
		✓	Executive Compensation Recoupment Policy
RISK MANAGEMENT
The Board views risk management as one of its primary responsibilities. A fundamental part of risk management is not only understanding the risks that the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board is responsible for overseeing the risk management of our Company, which is carried out by the full Board as well as at each of its committees and, in particular, the Risk Committee.
BOARD RISK MANAGEMENT OVERSIGHT INCLUDES:
■
strategic and financial considerations

■
legal, regulatory and compliance risks

■
risks related to the spinoff of Seaport Entertainment

■
environmental and social risks and issues

■
other risks considered by the committees

RISK COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
development and implementation of the Company’s enterprise risk management program, which is an enterprise-wide program designed to enable effective and efficient identification of critical enterprise risks and to incorporate risk considerations into decision making

■
overall risk-taking tolerance and risk governance

■
environmental, social, sustainability, and governance risks and issues

■
Identification of key risk topics to refer to the full Board for further analysis and decision-making

■
review and approval of a matrix provided by management showing the top risks (~20) affecting the Company and which Board committees are responsible for oversight of such risks

AUDIT COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
financial, legal and compliance risks

COMPENSATION COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
considering the relationship between the Company’s overall compensation policies and practices for employees, including executive officers, and risk, including whether such policies and practices give rise to risks that would be reasonably likely to have a material adverse effect on the Company

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
managing risks related to Board composition

■
oversight of risks related to corporate governance

Proxy Statement for the 2024 Annual Meeting of Stockholders / 13

Matters Related to Corporate Governance, Board Structure, Director
Compensation and Stock Ownership
TECHNOLOGY COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
technology and cybersecurity risks.

■
information technology effectiveness risks

■
artificial intelligence risks

■
digital strategy risks

DIRECTOR INDEPENDENCE
NYSE corporate governance guidelines require that at least a majority of the members of the Board meet the NYSE criteria for independence. The Board has determined that each of its non-management directors, which include Mr. Ackman, Mr. Eun, Mr. Flatto, Ms. Kaplan, Mr. Model, Mr. Sellers, Mr. Shepsman,
Ms. Tighe and Mr. Williams and its director nominee, Mr. Hakim, is independent under the NYSE independence standards. Mr. Ackman has decided not to stand for re-election after the end of his current term. Mr. O’Reilly is not independent because he is the Chief Executive Officer of the Company.

DIRECTOR NOMINATIONS
Qualifications
The Nominating and Corporate Governance Committee seeks diverse candidates with diverse backgrounds and considers a number of factors in its evaluation of director candidates. These factors include their specific experience, qualifications, attributes, and skills in light of the Company’s business and structure. The Nominating and Corporate Governance Committee is also responsible for recommending the nomination of those incumbent directors it deems appropriate for reelection to the Board and, if applicable, recommending the reappointment to any committees of the Board on which such director serves.
While the Nominating and Corporate Governance Committee has not established specific criteria relating to a candidate’s age, education, experience level or skills, qualified candidates are expected to have strong business expertise and, in particular, experiences and expertise with regard to one or more of the following: real estate development and management, marketing, capital markets, technology, financial expertise and reporting, risk management, operations, social and corporate governance, and/or technology. Under the Committee’s Charter and our Diversity Policy, the
Nominating and Corporate Governance Committee also considers diversity, the independence of the nominee, availability for service to the Company (including any potential conflicts of interest), age of the incumbent directors on the Board, and the Board’s anticipated needs with regard to director expertise. The Nominating and Corporate Governance Committee strongly believes that diversity of background, skills, and experience is critical to the long-term success of the Company, and recognizes the importance of maintaining a Board with a broad scope of backgrounds that will expand the views and experiences available to the Board in its deliberations. Accordingly, the Nominating and Corporate Governance Committee is committed to considering diverse candidates for the Board, including with respect to gender, ethnicity and national origin, in all director candidate searches. As such, the Nominating and Corporate Governance Committee strives to interview diverse groups of candidates with diverse backgrounds in its evaluation of director candidates. We believe that our Nominating and Corporate Governance Committee has been successful in these efforts, with the three newest members of our Board (Ms. Kaplan and Messrs. Williams and Eun) each being gender or racially/ethnically diverse.

14 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Matters Related to Corporate Governance, Board Structure, Director
Compensation and Stock Ownership
We believe our current directors and new director nominee are highly qualified and have a wide range of diverse skills and relevant experiences and qualifications, as summarized in the following table:*
	Real Estate Development and Management	Capital Markets	Marketing	Operations	Technology	Audit, Tax, Accounting, Financial Statements	Financial Expertise	Social and Corporate Governance
David Eun			✓	✓	✓		✓	✓
Adam Flatto	✓	✓	✓	✓			✓	✓
Ben Hakim	✓	✓				✓	✓	✓
Beth Kaplan			✓	✓	✓	✓	✓	✓
Allen Model	✓	✓		✓		✓	✓	✓
David O’Reilly	✓	✓	✓	✓	✓	✓	✓	✓
Scot Sellers	✓	✓	✓	✓			✓	✓
Steve Shepsman	✓	✓			✓	✓	✓	✓
Mary Ann Tighe	✓		✓	✓			✓	✓
Anthony Williams	✓	✓		✓	✓	✓	✓	✓

*
Mr. Ackman is not included in the chart because he is not standing for re-election.

Stockholder Recommendations
The Nominating and Corporate Governance Committee will consider recommendations of potential candidates from stockholders based on the same criteria as a candidate identified by the Nominating and Corporate Governance Committee.
To recommend a candidate, a stockholder must provide notice to the Company. The notice must include the following:
■
monetary agreements, arrangements and understandings during the past three years as to each person being recommended, all information relating to such person that would be required to be disclosed in a proxy statement, or other filings required to be made in connection with solicitations of proxies for election of directors in contested elections;

■
such person’s written consent to being named in a proxy statement for the Company’s next annual meeting of stockholders as a nominee and to serving as a director if elected; and

■
a description of all direct and indirect compensation between the Company and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and, if applicable, the beneficial owner of the shares held by such stockholder.

For information regarding when notice must be received to be considered timely, see “Stockholder Proposals for 2025 Annual Meeting of Stockholders.”

STOCKHOLDER ENGAGEMENT
We believe that strong corporate governance should include year-round engagement with our stockholders. Through our investor outreach program, we solicit feedback on our executive compensation program, corporate governance and disclosure practices, and we respond to questions regarding our programs, policies and goals. We share the feedback we receive with our Board of Directors and applicable Committees.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 15

Matters Related to Corporate Governance, Board Structure, Director
Compensation and Stock Ownership
COMMUNICATIONS WITH THE BOARD
Any stockholder or other interested party may communicate with the Board, any Board committee, the non-management directors or any individual director. All written communications must identify the recipient and the author and be sent by certified mail to the Company’s principal executive offices at:
Howard Hughes Holdings Inc.
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380
Attention: Corporate Secretary
The Corporate Secretary will act as agent for the directors in facilitating these communications.
CODES OF BUSINESS CONDUCT AND ETHICS
The Company has adopted a code of business conduct and ethics applicable to the Company’s directors and a code of business conduct and ethics applicable to the Company’s officers and other employees, each of which can be found on the Company’s website at investor.howardhughes.com/documents. The purpose of these codes is to, among other things, affirm the Company’s commitment to the highest standards of business conduct and ethics, integrity and attendant compliance reporting in accordance with all applicable laws. The codes set forth a common set of values and standards to which all of the Company’s directors, officers and employees are expected to adhere. The Company will post information regarding any amendment to, or waiver from, its codes of business conduct and ethics on its website under the “Investors” tab as required by applicable law.

16 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

The Board, Its Committees and Its
Compensation
THE BOARD
Nine of our current directors are non-management directors. Under the Company’s amended and restated bylaws, the Board may select one of its members to be Chairman of the Board, and another member to be Presiding Director of the Board. William Ackman is currently the Chairman of the Board; R. Scot Sellers is currently the Presiding Director of the Board. Mr. Ackman has decided not to stand for reelection at the 2024 Annual Meeting. Mr. Sellers is expected to replace Mr. Ackman as Chairman of the Board and cease to serve as Presiding Director following the 2024 Annual Meeting. If elected, Mr. Hakim will replace Mr. Ackman as our ninth non-management director.
We believe our diversity of skills and experience on our Board have been a key driver of the Company’s success and that the strength of our Board is a competitive advantage.
Our Board is diverse, with 20% and 30% of our Board members who self-identify as female and/or an ethnic minority, respectively:
Under the Company’s corporate governance guidelines, Board members are expected to devote the time reasonably necessary to discharge their responsibilities and to prepare for and, to the extent reasonably practicable, attend and participate in all meetings of the Board and the committees on which they serve. Each director is expected to attend the annual meeting of stockholders. The Board held a total of 10 meetings in 2023. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2023 and our 2023 annual meeting of stockholders.
Our individual Board members have varied expertise and bring extensive professional experience both within and outside the real estate industry. We believe this provides our Board with a vast collective skill set that is advantageous to the Board’s oversight of our Company, and that these varied perspectives expand the Board’s ability to provide relevant guidance to our leadership team and overall business.

BOARD COMMITTEES
Our Board has five regularly standing committees: Audit; Compensation; Nominating and Corporate Governance; Risk; and Technology. The specific membership of each committee allows us to take advantage of our directors’ diverse skill sets, which enables deep focus on committee matters.
Each of our committees:
•
Operates pursuant to a written charter (available on our website at www.howardhughes.com under the “Investors” tab);

•
Reviews its charter annually; and

•
Evaluates its performance annually.

The Company’s reputation is of critical importance. In fulfilling their duties and responsibilities, each of our standing committees and our Board considers the potential effect of any matter on our reputation. The current committee chairs and members are reflected in this proxy statement.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 17

The Board, Its Committees and Its Compensation
AUDIT	Meetings in 2023: 5
All Independent	Key Responsibilities
•Steven Shepsman • Beth Kaplan • Allen Model • Anthony Williams
•
Pre-approving auditing services, internal control-related services and permitted non-audit services to be performed for the Company by the independent registered public accounting firm

•
Reviewing and discussing with management and the independent registered public accounting firm financial statement and disclosure matters

•
Reviewing the findings and recommendations of the Company’s independent registered public accounting firm and management’s response to the recommendations of that firm

•
Reviewing and discussing with management and the independent registered public accounting firm the Company’s significant financial and accounting risk exposure

•
Overseeing the internal audit function

•
Overseeing compliance with applicable legal and regulatory requirements as it relates to financial reporting

•
Establishing “whistleblower” procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters

Key Skills and Experiences Represented

•
Audit, tax, accounting

•
Financial Expertise

•
Preparation or oversight of financial statements

•
Compliance

•
Risk management

•
Technology and operations

•
Public policy and
government relations

Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that Mr. Shepsman meets the requirements of an “audit committee financial expert” as defined by the rules of the Securities Exchange Act of 1934 (the “Exchange Act”).
COMPENSATION	Meetings in 2023: 7
All Independent	Key Responsibilities
•R. Scot Sellers • William Ackman • Adam Flatto • Mary Ann Tighe
•
Evaluating the performance of and determining the compensation for the Company’s executive officers, including its Chief Executive Officer

•
Reviewing, approving and recommending to the Board the Company’s annual and long-term incentive plans and programs

•
Reviewing and approving employment and other contracts relating to compensation of the Company’s executive officers

•
Reviewing director compensation policies, objectives and programs and approving the form and amount of director compensation

•
Reviewing with management and approving the Compensation Discussion and Analysis to be included in the Company’s proxy statement

Key Skills and Experiences Represented

•
Setting executive compensation

•
Evaluating executive and Company-wide compensation programs

•
Human capital management and financial expertise

•
Real estate, capital markets, operating, marketing and technology

•
Current and prior public company board service

18 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

The Board, Its Committees and Its Compensation
NOMINATING AND CORPORATE GOVERNANCE	Meetings in 2023: 4
All Independent	Key Responsibilities
•Beth Kaplan •Adam Flatto • Mary Ann Tighe • Anthony Williams
•
Developing and recommending corporate governance guidelines applicable to the Board and the Company’s employees

•
Developing criteria and qualifications for directors to be used in identifying, reviewing and selecting director candidates

•
Identifying and recommending diverse and skilled director candidates

•
Reviewing relationships between directors, the Company and members of management and recommending to the Board whether directors are independent

•
Recommending committee composition and assignments

Key Skills and Experiences Represented
• Corporate and social governance • Real estate, capital markets, operating, marketing and technology • Current and prior public company board service
RISK	Meetings in 2023: 4
All Independent	Key Responsibilities
•Allen Model • David Eun • Beth Kaplan • R. Scot Sellers • Steven Shepsman
•
Assisting the full Board in the assessment and evaluation of critical risks

•
Approving the Company’s enterprise-wide, risk management framework

•
Reviewing policies and procedures established and implemented by management to understand general enterprise and related business risk inherent in the Company’s business

•
Providing strategic consultation and input to management to assist management in evaluating policies and practices that provide the framework to ensure operational efficiency and necessary controls for operational and other risks

•
Identifying which risks should be elevated to the full Board for assessment

•
Annually reviewing and approving a matrix prepared by management showing top (~20) risks affecting the Company and overseeing the delegation of such risks to Board Committees

•
Meeting quarterly with management to discuss certain business opportunities and help determine whether additional resources should be allocated for development and subsequent presentation to the full Board

•
Oversight of environmental and social issues and risks

Key Skills and Experiences Represented

•
Understanding of how risk is undertaken, mitigated and controlled

•
Real estate, marketing, operations, social and corporate governance, and technology experience

•
Financial expertise

•
Current and prior public company board service

Proxy Statement for the 2024 Annual Meeting of Stockholders / 19

The Board, Its Committees and Its Compensation
TECHNOLOGY	Meetings in 2023: 1*
All Independent	Key Responsibilities
•David Eun •William Ackman • Steven Shepsman • Anthony Williams
•
Reviewing and recommending technology strategies and understanding management’s infrastructure to ensure alignment with the Company’s business strategy and objectives.

•
Reviewing management’s cybersecurity posture, including hardware, software, staffing, and outsourced relationships.

•
Understanding management’s processes and controls to comply with all existing data privacy laws and regulations.

•
Providing strategic advice regarding emerging risks that impact the Company’s future strategy or current operations.

•
Advising on strategic investments in technology and providing guidance on fostering a culture of innovation within the Company.

•
Making recommendations to the full Board for approval of technology investments and cybersecurity measures when necessary.

*
The Technology Committee was established in December 2023.

Key Skills and Experiences Represented

•
Cybersecurity

•
Information technology

•
Operations and strategy

•
Evaluating risks related to technology and regulation

•
Real estate, capital markets, operating, marketing and technology

•
Current and prior public company board service

Commitment of Our Board – 2023	2023 Meetings
Board	10
Audit	5
Compensation	7
Nominating and Corporate Governance	4
Risk	4
Technology	1
Executive Sessions of Independent Directors without Management	6

20 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

The Board, Its Committees and Its Compensation
BOARD AND COMMITTEE EVALUATIONS
We recognize the critical role that the Board and committee evaluations play in ensuring the effective functioning of our Board. It is important to take stock of Board, committee, and director performance, and to solicit and act upon feedback from each member of our Board. To this end, our Nominating and Corporate Governance Committee is responsible for evaluating the performance of our Board annually, and each of our Board’s committees also conducts an annual self-evaluation.
Evaluations – A Multi-Step Process
The Nominating and Corporate Governance Committee periodically reviews the format of the Board and committee evaluation process to ensure that actionable feedback is solicited on the operation of the Board and director performance. In addition, the Nominating and Corporate Governance Committee believes it is important to periodically have an independent third party complete the annual Board and committee evaluations.

• Questionnaire	Evaluation questionnaire provides director feedback on an unattributed basis
• One-on-One Discussions
Every third year (including 2023), the Nominating and Corporate Governance Committee engages an independent third party to conduct one-on-one discussions with each director to solicit additional feedback and provide independent feedback

• Board Summary	Summary of Board and committee evaluation results provided to the full Board
• Feedback Incorporated	Policies and practices updated as appropriate as a result of director feedback
The Board committed to an enhanced self-evaluation review in 2023, including the engagement of an independent third-party global executive search and leadership consulting firm, to review all dimensions of board performance with a focus on matters related to board composition (including board size, diversity, skill set, and leadership) and governance practices. The third-party firm also benchmarked the Board against relevant corporate governance standards via surveys of S&P 500 company practices and a broader set of relevant public company indices. This multi-week review included one-on-one interviews with all ten directors and select senior executives that regularly interact with the Board, with a focus on:
•
Organization of the Board;

•
Board composition and the Company’s strategic imperatives;

•
Board and committee performance;

•
Roles and duties of the Board members;

•
Board involvement and engagement; and

•
Overall Board and individual director effectiveness.

The third-party firm presented its findings to the full Board in late-2023, and it is anticipated that the Board will continue to conduct a similar engagement and enhanced review process every three years going forward.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 21

The Board, Its Committees and Its Compensation
2023 DIRECTOR COMPENSATION
ANNUAL COMPENSATION
The table below summarizes the Company’s non-employee director compensation program.
Total
Board Service:
Annual Retainer ($145,000 Restricted Stock Award and $75,000 Cash)	$220,000
Annual Presiding Director Retainer	$50,000
Committee Service:
Annual Audit Committee Chair Retainer	$30,000
Annual Audit Committee Member Retainer	$15,000
Annual Compensation Committee Chair Retainer	$15,000
Annual Compensation Committee Member Retainer	$5,000
Annual N&CG Committee Chair Retainer	$12,500
Annual N&CG Committee Member Retainer	$5,000
Annual Risk Committee Chair Retainer	$12,500
Annual Risk Committee Member Retainer	$5,000
Annual Technology Committee Chair Retainer	$12,500*
Annual Technology Committee Member Retainer	$5,000*

*
The Technology Committee was formed in December 2023. No director received compensation for service on the Technology Committee in fiscal 2023.

Under our director compensation program, the annual retainer for Board service is payable $145,000 in restricted stock and $75,000 in cash. A director may elect to receive up to all of his or her cash retainer in restricted stock. The restricted stock vests on the earlier of the next annual meeting of stockholders or June 1 in the following calendar year. The $50,000 Presiding Director retainer is paid in cash.
The Company also reimburses directors for all expenses incurred in attending Board and Board committee meetings. A director who is, or becomes, an employee of the Company does not receive additional compensation for serving as a director.

DIRECTOR COMPENSATION TABLE
The table below sets forth the compensation earned by each of the Company’s non-employee directors during 2023.
Name(1)	Fees Earned or Paid in Cash ($)(2)	Restricted Stock Awards ($)(3)	Total ($)
William Ackman(4)	–	–	–
Adam Flatto(5)	83,750	145,000	228,750
David Eun(6)	40,000	145,000	185,000
Beth Kaplan	107,500	145,000	252,500
Allen Model	102,500	145,000	247,500
R. Scot Sellers(7)	120,000	145,000	265,000
Steven Shepsman(8)	115,000	145,000	260,000
Mary Ann Tighe	85,000	145,000	230,000
Anthony Williams	95,000	145,000	240,000

22 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

The Board, Its Committees and Its Compensation
(1)
David O’Reilly, a director and Chief Executive Officer of the Company, is not included in this table because he is an employee of the Company and received no additional compensation for his service as a director. The compensation earned by Mr. O’Reilly as an employee of the Company during 2023 is shown below under “Executive Compensation – Summary Compensation Table.”

(2)
Ms. Tighe and Mr. Sellers elected to receive $75,000 of their annual cash retainer in the form of a restricted stock award.

(3)
Represents the aggregate grant date fair value of restricted stock granted to the Company’s non-employee directors (exclusive of amounts described in footnote 2 above). The dollar amounts were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), Compensation – Stock Compensation, and exclude the effect of estimated forfeitures. As of December 31, 2023, the number of shares of restricted stock held by each of the non-management directors was as follows: Mr. Eun (1,905), Mr. Flatto (1,905), Ms. Kaplan (1,905), Mr. Model (1,905), Mr. Sellers (2,890), Mr. Shepsman (1,905), Ms. Tighe (2,890) and Mr. Williams (1,905). As noted above, the numbers in this column do not include annual cash retainers that certain directors elected to take in restricted stock.

(4)
Mr. Ackman has waived all compensation relating to his service as a director of the Company and has not been awarded any equity compensation.

(5)
Mr. Flatto received fees for serving on the Compensation Committee for the second, third and fourth quarters of 2023.

(6)
Mr. Eun joined the Board effective upon his election at the May 25, 2023 annual meeting of stockholders. Mr. Eun received fees for serving on the Board and Risk Committee in the third and fourth quarters of 2023.

(7)
Mr. Sellers received fees for his service as Presiding Director in the third and fourth quarters of 2023.

(8)
Mr. Shepsman served on the N&CG Committee until December 2023, and received fees for serving on such committee for the each quarter of 2023.

STOCK OWNERSHIP GUIDELINES
The stock ownership guidelines for non-management directors and certain senior executive officers (CEO, CFO, President and General Counsel) were adopted to align their interests with those of the Company’s stockholders and strengthen the Company’s commitment to sound corporate governance. The stock ownership guidelines provide that (a) each non-management director who was a member of the Board prior to May 14, 2013, is required to own shares of Company common stock with a value equal to five times the original annual retainer ($112,000) for Board service within five years of the date of appointment, and
(b) each non-management director appointed on or after May 14, 2013, is required to own shares of Company common stock with a value equal to five times the annual retainer for Board service in effect on May 14, 2013 ($165,000), within five years of the date of appointment. In determining whether a director has met the minimum stock ownership guidelines, shares of common stock of the Company and restricted stock of the Company will be, in each case, valued based upon the closing price of the Company’s common stock on the applicable determination date. As of March 27, 2024, each director was compliant with the stock ownership guidelines.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 23

Security Ownership of Directors, Executive
Officers and Certain Beneficial Holders
The tables below provide information regarding the beneficial ownership of the Company’s common stock as of March 27, 2024, by:
•
each director and director nominee of the Company;

•
each of the named executive officers set forth in the Summary Compensation Table below;

•
all directors and executive officers as a group; and

•
each beneficial owner of more than 5% of the Company’s common stock.

The table below lists the number and percentage of shares beneficially owned based on 50,246,052 shares of common stock outstanding as of March 27, 2024.
Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, the Company believes each stockholder named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.
Note on August 11, 2023, Howard Hughes Holdings Inc. became the successor to The Howard Hughes Corporation pursuant to a reorganization in which all of The Howard Hughes Corporation’s outstanding shares were automatically converted into equivalent corresponding shares of Howard Hughes Holdings Inc. The reorganization resulted in Howard Hughes Holdings Inc. becoming a parent holding company of The Howard Hughes Corporation, but did not alter the proportionate interests of security holders.

DIRECTORS AND EXECUTIVE OFFICERS
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage
William Ackman(1)	18,852,064	37.5%
David Eun(2)	1,905	*
Adam Flatto(2)(3)	29,156	*
Ben Hakim	29	*
Beth Kaplan(2)	12,164	*
Allen Model(2)	28,312	*
R. Scot Sellers(2)	52,417	*
Steven Shepsman(2)(4)	24,948	*
Mary Ann Tighe(2)(5)	46,712	*
Anthony Williams(2)	5,265	*
David O’Reilly(6)	108,817	*
L. Jay Cross(7)	61,443	*
Carlos Olea(8)	30,167	*
Peter Riley(9)	48,083	*
Anton Nikodemus(10)	28,045	*
Kristi Smith(11)	17,313	*
All directors and executive officers as a group (19 persons)		38.5%

*
Less than 1%.

(1)
Mr. Ackman, who is a director of the Company as of the date of this proxy statement, may be deemed to be the beneficial

24 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Security Ownership of Directors, Executive Officers and Certain Beneficial Holders
owner of the 18,852,064 shares by virtue of his position as Chief Executive Officer of Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square”), the investment advisor to the Pershing Square Funds (as defined below) and as managing member of PS Management GP, LLC, a Delaware limited liability company (“PS Management”), the general partner of Pershing Square. Pershing Square’s principal business is to serve as investment advisor to certain affiliated funds, including Pershing Square, L.P., a Delaware limited partnership (“PS”), Pershing Square International, Ltd., a Cayman Islands exempted company (“PS International”), and Pershing Square Holdings, Ltd, a limited liability company incorporated in Guernsey (“PSH” and together with PS and PS International, the “Pershing Square Funds”). Mr. Ackman disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Director nominee Mr. Hakim is a Partner at Pershing Square. Mr. Hakim disclaims beneficial ownership of these securities.
(2)
Includes shares of restricted stock for which the following directors have sole voting power, but no dispositive power: Mr. Eun (1,905), Mr. Flatto (1,905), Ms. Kaplan (1,905), Mr. Model (1,905), Mr. Sellers (2,890), Mr. Shepsman (1,905), Ms. Tighe (2,890) and Mr. Williams (1,905). These shares of restricted stock are expected to vest on May 23, 2024.

(3)
Includes 3,000 shares that are held by AF Services Money Purchase Plan. Mr. Flatto may be deemed to be the beneficial owner of such shares by virtue of his interest in the plan.

(4)
Includes 9,005 shares held by Sam De Realty II, L.P. (“Sam De Realty”), a limited partnership for which Mr. Shepsman is the general partner. By virtue of his position as general partner of Sam De Realty, Mr. Shepsman may be deemed to be the beneficial owner of such shares.

(5)
Includes 19,495 shares that were purchased by Ms. Tighe’s husband. By virtue of this relationship, Ms. Tighe may be deemed to be the beneficial owner of such shares.

(6)
Includes: (a) 1,052 shares of time-based restricted stock and 5,259 shares of performance-based restricted stock granted to Mr. O’Reilly in February 2020 for which he has sole voting power, but no dispositive power; (b) 4,641 shares of time-based restricted stock and 11,601 shares of performance-based restricted stock granted to Mr. O’Reilly in November 2020 for which he has sole voting power, but no dispositive power; (c) 3,176 shares of time-based restricted stock and 7,940 shares of performance-based restricted stock granted to Mr. O’Reilly in February 2021 for which he has sole voting power, but no dispositive power; (d) 8,552 shares of time-based restricted stock granted to Mr. O’Reilly in February 2023 for which he has sole voting power, but no dispositive power; (e) 15,012 shares of performance-based restricted stock granted to Mr. O’Reilly in March 2023 for which he has sole voting power, but no dispositive power; and (f) 16,844 shares of time-based restricted stock and 16,844 shares of performance-based restricted stock granted to Mr. O’Reilly in February 2024 for which he has sole voting power, but no dispositive power.

(7)
Includes: (a) 3,712 shares of time-based restricted stock and 9,280 shares of performance-based restricted stock granted to Mr. Cross in December 2020 for which he has sole voting power, but no dispositive power; (b) 6,842 shares of time-based restricted stock granted to Mr. Cross in February 2023 for which he has sole voting power, but no dispositive power; (c) 12,010 shares of performance-based restricted stock granted to Mr. Cross in March 2023 for which he has sole voting power, but no dispositive power; and (d) 11,717 shares of time-based restricted stock and 11,717 shares of performance-based restricted stock granted to Mr. Cross in February 2024 for which he has sole voting power, but no dispositive power.

(8)
Includes: (a) 120 shares of time-based restricted stock and 598 shares of performance-based restricted stock granted to Mr. Olea in February 2020 for which he has sole voting power, but no dispositive power (b) 318 shares of time-based restricted stock and 794 shares of performance-based restricted stock granted to Mr. Olea in February 2021 for which he has sole voting power, but no dispositive power; (c) 574 shares of time-based restricted stock and 1,688 shares of performance-based restricted stock granted to Mr. Olea in February 2022 for which he has sole voting power, but no dispositive power; (d) 3,611 shares of time-based restricted stock granted to Mr. Olea in February 2023 for which he has sole voting power, but no dispositive power; (e) 6,338 shares of performance-based restricted stock granted to Mr. Olea in March 2023 for which he has sole voting power, but no dispositive power; and (f) 6,184 shares of time-based restricted stock and 6,184 shares of performance-based restricted stock granted to Mr. Olea in February 2024 for which he has sole voting power, but no dispositive power.

(9)
As of the date of Mr. Riley’s separation from the Company based upon the Form 4 filed by Mr. Riley on March 23, 2023.

(10)
Consists of time-based restricted stock granted to Mr. Nikodemus in December 2023 for which he has sole voting power, but no dispositive power.

(11)
Includes 5,445 shares of time-based restricted stock granted to Ms. Smith in August 2023 for which she has sole voting power, but no dispositive power.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 25

Security Ownership of Directors, Executive Officers and Certain Beneficial Holders
FIVE-PERCENT HOLDERS
The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities, other than directors and officers of the Company, known by the Company to beneficially own 5% or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by each entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and 50,246,052 shares of common stock outstanding on March 27, 2024.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Pershing Square(1) 787 Eleventh Avenue, 9th Floor New York, New York 10019	18,852,064	37.5%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,596,084	9.1%

(1)
According to a Schedule 13D/A filed by (i) Pershing Square, (ii) PS Management and (iii) William Ackman (collectively, the “Pershing Reporting Persons”) with the SEC on January 4, 2024. The Pershing Reporting Persons share voting and investment power with respect to these shares.

(2)
According to a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 13, 2024. Vanguard has shared voting power with respect to 16,394 shares of our common stock, sole dispositive power with respect to 4,541,998 shares of our common stock and shared dispositive power with respect to 54,086 shares of our common stock.

26 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Section 16(a) Beneficial Ownership Reporting
Compliance
Compliance with Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during the fiscal year ended 2023, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were in compliance with Section 16(a), except for: (i) two
Form 4s covering one transaction each filed late by Zachary Winick (Co-President, New York Region), (ii) six Form 4s covering one transaction filed late by each of Greg Fitchitt (Former President, Columbia), Andrew Schwartz (Co-President, New York Region), Kevin Orrock (President, Summerlin), Jay L. Cross (President), Kristi Smith (President, Columbia) and Frank Stephan (President, Nevada); and (iii) one Form 4 covering two transactions filed late by Pershing Square Capital Management, L.P. with respect to the Company (as a corrective filing for a filing made in a timely manner but erroneously filed with respect to the Company’s predecessor, Howard Hughes Corp., following the Company’s reorganization).

Compensation Committee Interlocks and
Insider Participation

Messrs. Ackman, Flatto, and Sellers and Ms. Tighe served on the Compensation Committee in 2023 (Mr. Flatto joined the Compensation Committee in March 2023). None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during 2023, none of the Company’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or the Company’s Compensation Committee.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 27

Related-Party Transactions and Certain
Relationships
RELATED-PARTY TRANSACTIONS POLICY
The Company has adopted a written policy relating to the approval of related-party transactions. Under this policy, the Audit Committee reviews certain financial transactions, arrangements and relationships between the Company and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related-party transaction:
•
any director, director nominee or executive officer of the Company;

•
any beneficial owner of more than 5% of the Company’s outstanding stock; and

•
any immediate family member of any of the foregoing.

Audit Committee review is required for any financial transaction, arrangement or relationship that:
•
involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;

•
would cast doubt on the independence of a director;

•
would present the appearance of a conflict of interest between the Company and the related party; or

•
is otherwise prohibited by law, rule or regulation.

The Audit Committee reviews each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the Audit Committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, cancelling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with the Company. Any member of the Audit Committee who is a related party with respect to a transaction under review is not permitted to participate in the discussions or evaluations of the transaction; however, the Audit Committee member will provide all material information concerning the transaction to the Audit Committee. The Audit Committee reports its action with respect to any related-party transaction to the Board.

PERSHING SQUARE AGREEMENTS
Registration Rights Agreement
In November 2010, the Company entered into a registration rights agreement with Pershing Square with respect to Company common stock held by Pershing Square. The agreement with Pershing Square requires the Company to maintain a shelf registration statement covering the shares held by Pershing Square. Additionally, Pershing Square may require the Company to:
•
register shares of Company common stock held by them having an estimated aggregate fair market value of at least $25.0 million;

•
undertake up to three underwritten offerings, but no more than one underwritten offering during any 12-month period; and

•
include shares of Company common stock held by them in any registration statement whenever the Company proposes to register shares of its common stock.

The Company has agreed to pay all expenses, other than underwriting discounts and commissions, in connection with the registration rights agreement, including legal and accounting fees incurred by the Company, printing costs and the fees of one law firm for the selling stockholder. Additionally, the Company has agreed to indemnify these stockholders against certain liabilities, including liabilities under the federal securities laws.

28 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Related-Party Transactions and Certain Relationships
Pershing Square Purchase of Common Stock
On March 27, 2020, the Company offered 2,000,000 shares of common stock to the public at $50.00 per share and granted the underwriters an option to purchase up to an additional 300,000 shares of common stock at the same price. The underwriters partially exercised their option and purchased an additional 270,900 shares. Concurrently, the Company entered into a purchase agreement with Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square”), acting as investment advisor to funds that it manages, including Pershing Square Holdings, Ltd., Pershing Square International, Ltd., and Pershing Square, L.P. (collectively, the “Pershing Square Funds”), pursuant to which the Pershing Square Funds agreed to purchase, at the same price as the public offering price and at the same time as the closing of the offering, an aggregate of 10,000,000 shares of the Company’s common stock (the “Pershing Square Stock Purchase Agreement”). Prior to execution and in accordance with the Company’s Related-Party Transaction Policy, the Audit Committee reviewed and approved the Pershing Square Stock Purchase Agreement.
In addition, we are a Delaware corporation, and Section 203 of the Delaware General Corporation Law
(“DGCL”) applies to us. In general, Section 203 prevents an interested stockholder from engaging in certain business combinations with us for three years following the date that person becomes an interested stockholder subject to certain exceptions. The statute generally defines interested stockholder as any person that is the owner of 15% or more of the outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of outstanding voting stock at any time within the three-year period immediately before the date of determination.
In connection with the foregoing transactions the Board amended its Company’s Corporate Governance Guidelines to reflect that it would grant a waiver of the applicability of Section 203 of the DGCL to any stockholder acquiring up to 40% of the Company’s outstanding voting stock upon the request of such stockholder, subject to the Board’s fiduciary duties and applicable law.
In connection with the Pershing Square Stock Purchase Agreement, the Board (excluding Mr. Ackman (CEO of Pershing Square) and Allen Model (Pershing Square advisory board member)) unanimously approved the foregoing transactions and a waiver of the applicability of the provisions of Section 203 of the DGCL to the Pershing Square Funds and Mr. Ackman.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 29

Proposal No. 1 – Election of Directors
The Company’s bylaws provide that the number of directors will be determined by the Board from time to time. As of the date of this proxy statement, there are ten members of the Board. Mr. Ackman has decided not to stand for re-election after the end of his current term; if elected, Ben Hakim will fill the vacancy created by the departure of Mr. Ackman.
Each director nominee identified below is an incumbent director whose nomination to serve on the Board was recommended by the Nominating and Corporate Governance Committee and approved by the Board. Each director nominee, if elected, will serve until the 2025 annual meeting of stockholders (the “2025 Annual Meeting”) and until such director’s successor is duly elected and qualified or until such director’s earlier death, incapacity, resignation, retirement, disqualification or removal from office. Each of the director nominees has consented to being named in this proxy statement and to serve as a director if elected.
The primary qualities and characteristics nominees to the Board should possess are strong business expertise and, in particular, experiences and expertise with regard to real estate development and management, capital markets, marketing, technology, financial statements and reporting, risk management, and social and corporate governance. All ten of the nominees possess the majority of these attributes. The specific experiences, qualifications, attributes and skills of each individual leading to his or her nomination are included in the individual discussions below.
A director is elected by a majority of votes cast “for” his or her election at a meeting at which a quorum is present.

DAVID EUN Age 57 Independent director since May 2023 Committees • Risk • Technology (Chair)
Background
David Eun has served as a director since May 2023. Mr. Eun is Co-Chief Executive Officer of Alakai, LLC, an investment firm he co-founded. Mr. Eun has also served as a Venture Partner at Valo Ventures since July 2021. Prior to Alakai, Mr. Eun served as Executive Vice Chairman of Archegos Capital Management LP, from March 2021 to April 2021. Previously, Mr. Eun served as President and Chief Innovation Officer of Samsung Electronics, where he worked from January 2012 to December 2020. Mr. Eun founded Samsung NEXT, an innovation group that led a number of investments and acquisitions. Prior to Samsung, Mr. Eun held various leadership roles at Time Warner, AOL, and Google. Mr. Eun is a graduate of Harvard College and Harvard Law School.
Qualifications
We believe Mr. Eun’s experience in media and technology industries and his familiarity with corporate innovation and operations will provide the Board with valuable insights in key matters.
ADAM FLATTO Age 61 Independent director since November 2010 Committees • Compensation • Nominating and Corporate Governance
Background
Adam Flatto has served as a director since November 2010. Mr. Flatto is the President and Chief Executive Officer of The Georgetown Company, a privately held real estate investment and development company based in New York City. Mr. Flatto has been with The Georgetown Company since 1990 and during that time has been involved with the development, acquisition and ownership of over 20 million square feet of commercial and residential real estate projects

30 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proposal No. 1 – Election of Directors
throughout the United States. These have included a wide array of projects ranging from large-scale office buildings, movie theaters, hotels, apartment buildings, mixed-use master planned communities and others. Mr. Flatto is also a Principal of RocaPoint Partners, a privately held real estate investment and development firm based in Atlanta, Georgia. Mr. Flatto is a trustee and board member of several civic and cultural institutions. He is Co-Chairman of the Park Avenue Armory and Co-Chairman of the Robin Hood Housing Advisory Board. He is also a member of the Board of the Center for Global Emerging Risks at the RAND Corporation, a trustee of the Wexner Center for the Arts, and of Works & Process based at the Guggenheim Museum in NYC. Mr. Flatto received his BA magna cum laude from Brown University with honors in Economics and received his MBA from the Wharton School (University of Pennsylvania).
Qualifications
Mr. Flatto’s extensive real estate development and management experience provides the Board with key insight into operations and strategic planning matters.
BEN HAKIM Age 48 New independent director nominee Committees • None
Background
Ben Hakim is a new nominee for election to the Board. Mr. Hakim has been a Partner at Pershing Square Capital Management, L.P., an SEC registered investment adviser, since September 2012. He is also President of Pershing Square SPARC Holdings, Ltd., a special purpose acquisition rights company, and previously served as President of Pershing Square Tontine Holdings, Ltd., a special purpose acquisition company. Mr. Hakim was previously a Senior Managing Director at The Blackstone Group, where he worked in the Mergers & Acquisitions group for 13 years. Mr. Hakim received his Bachelor of Science from Cornell University.
Qualifications
Mr. Hakim’s extensive real estate investment and advisory experience, his capital markets experience, and his management experience provide him with valuable insights and perspectives that can assist the Company and the Board.
BETH KAPLAN Age 66 Independent director since December 2017 Committees • Audit • Nominating and Corporate Governance (Chair) • Risk
Background
Beth Kaplan has served as a member of the Board since December 2017. She is the managing member of Axcel Partners, LLC, a venture capital firm investing in early stage and growth companies and is also a venture partner at Revolution Ventures. Ms. Kaplan served as President and Chief Operating Officer at Rent the Runway, Inc. from 2013 to 2015 and continues to serve on its board of directors. Previously, Ms. Kaplan served as President and Chief Merchandising and Marketing Officer, and as a director, at General Nutrition Centers (“GNC”) from 2008 to 2011, where she played an integral role in GNC’s 2011 initial public offering. Prior to GNC, Ms. Kaplan served as Executive Vice President and General Manager at Bath & Body Works, LLC from 2002 to 2005, Executive Vice President of Marketing and Merchandising at Rite Aid Corporation from 1996 to 1999, and President and General Manager of the U.S. Cosmetics and Fragrance division at The Procter & Gamble Company. Ms. Kaplan served as a director of Meredith Corporation, a publicly traded media conglomerate, from January 2017 until December 2021; and served as a director of Empower, Ltd, a publicly traded special purpose acquisition company from October 2020 until July 2021. Ms. Kaplan has served as a member of the board of directors of (i) Rent the Runway, Inc., a publicly traded apparel company, since October 2021 and serves as Chair of its Compensation Committee and is a member of its Audit Committee; (ii) Crocs, Inc., a publicly traded global footwear company, since January 2020 and is the Chair of its ESG Committee and is a member of its Compensation Committee and Governance and Nominating Committee; and (iii) Brilliant Earth Group, Inc., a publicly traded jewelry company, since September 2021 and serves as Chair of its Compensation Committee and is a member of its Nominating and Governance Committee.
Qualifications
Ms. Kaplan’s valuable industry experience leading top female brands enables her to provide the Board with key insight into operational, marketing and digital matters.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 31

Proposal No. 1 – Election of Directors
Other current public company boards
•
Crocs, Inc.

•
Brilliant Earth Group, Inc.

•
Rent the Runway, Inc.

ALLEN MODEL Age 78 Independent director since November 2010 Committees • Audit • Risk (Chair)
Background
Allen Model has served as a director since November 2010. Mr. Model is the Co-Founder of Overseas Strategic Consulting, Ltd. (“OSC”) and served as Treasurer and Managing Director of OSC from 1992 until his retirement from those positions in November 2010, at which time he continued to hold a passive interest in OSC and the title of “Founder Emeritus.” In the spring of 2017, he resumed an active role as Treasurer and Vice Chairman of OSC. OSC is an international consulting firm that provides public information services to clients worldwide, including the United States Agency for International Development, The World Bank, The Asian Development Bank and host governments. Since 1988, Mr. Model has also been a private investor for Model Entities, which manages personal and family portfolios. Mr. Model currently serves as a director of Q’ligent, a private company that provides software management tools for broadcasting companies. Mr. Model served as a director from October 2010 to April 2017 for NetBoss Technologies, Inc., a company that provides software management tools for telecommunications companies; and served as a director of Anchor Health Properties, a real estate partnership that develops medically related properties, from 1990 until 2015, and Sinewave Energy Technologies, Inc., a company that produced energy saving devices in lighting space, from 1994 until 2011. Mr. Model served as a director of three publicly traded companies: Blue Ridge Real Estate Company, a land development company, from 1975 to 2002; Big Boulder Corp., a land development company linked to Blue Ridge, from 1975 to 2002; and MetroWest Bank, from 1990 to 2001, in each case serving on (among others) the Audit Committee.
Qualifications
Mr. Model’s consulting and investment experience as well as his service on boards of directors of both public and private companies provide him with knowledge in corporate strategy and investment expertise that will benefit the Board.
DAVID O’REILLY Age 49 Director since December 2020 Committees • None
Background
David O’Reilly, our Chief Executive Officer,has served as a director since December 2020. He served as the Company’s Chief Financial Officer from October 2016 to April 2021 and President from June 2020 to November 2020. Mr. O’Reilly was appointed Interim Chief Executive Officer in September 2020 and was officially promoted to Chief Executive Officer in December 2020. As Chief Executive Officer, he is responsible for managing our business operations and overseeing the senior members of our management team. Prior to joining the Company, Mr. O’Reilly served as Executive Vice President, Chief Investment Officer of Parkway Properties, Inc., a NYSE-traded real estate investment trust focused on office properties, from November 2011 through October 2014, and was appointed interim Chief Financial Officer in May 2012 until he was appointed Chief Financial Officer in August 2012. Previously, Mr. O’Reilly served as Executive Vice President of Banyan Street Capital and as Director of Capital Markets for Eola Capital LLC. He served in the investment banking industry as Senior Vice President of Barclays Capital Inc. and in a similar capacity for Lehman Brothers. During his career, Mr. O’Reilly has been involved in a broad range of financial advisory and merger and acquisition activities, including leveraged buyouts, initial public offerings and various transactions involving commercial mortgage-backed securities. Mr. O’Reilly also has served as an independent trustee on the board of Kite Realty Group Trust, a publicly traded REIT, since 2013, and is a member of its Audit Committee and Compensation Committee.
Qualifications
Mr. O’Reilly’s extensive financial and strategic experience in the real estate industry, as well as his executive leadership experience, make him particularly suited to provide guidance to the Board and serve as a bridge between the Board and our executive officers.
Other current public company boards
•
Kite Realty Group Trust

32 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proposal No. 1 – Election of Directors
R. SCOT SELLERS Age 67 Presiding Director and independent director since November 2010 Committees • Compensation (Chair) • Risk
Background
R. Scot Sellers currently serves as our Presiding Director and has served as a director since November 2010 and brings to the Board the expertise of a 40-year career in the real estate industry. From January 1997 until February 2013, Mr. Sellers served as the Chief Executive Officer of Archstone, one of the world’s largest apartment companies. He also served as Archstone’s Chief Investment Officer from 1995 until January 1997. Under his leadership, Archstone moved from being a mid-sized owner of apartments in secondary and tertiary cities to the largest publicly traded owner of urban high-rise apartments in the nation’s premier cities with a market capitalization of more than $22 billion. During his career, Mr. Sellers has been responsible for the development, acquisition, and operation of over $40 billion of apartment communities in over 50 different cities across the United States. In addition, Mr. Sellers served as the chairman of the National Association of Real Estate Investment Trusts from November 2005 until November 2006 and on the International Board of Directors of Habitat for Humanity from June 2013 through November 2020. He currently serves on the board of two privately held companies: The Irvine Company and Milhaus LLC. Mr. Sellers has also served as a member of the board of directors of Inspirato LLC, a publicly traded hospitality company, from February 2022 to May 2023. Mr. Sellers has served as Chairman and a member of the Board of Directors of Maui Land & Pineapple Company, Inc., a real estate company, since March 2023, and is a member of its Compensation Committee.
Qualifications
Mr. Sellers’ extensive experience in the real estate industry, evidenced by the broad growth of Archstone under his leadership and his dedicated board and committee service within the industry, provide him with valuable industry-specific insight, knowledge and expertise, making him particularly suited to provide guidance to the Board.
Other current public company boards
•
Maui Land & Pineapple Company, Inc.

STEVEN SHEPSMAN Age 71 Independent director since November 2010 Committees • Audit (Chair) • Technology • Risk
Background
Steven Shepsman has served as a director since November 2010. Mr. Shepsman is an Executive Managing Director and Founder of New World Realty Advisors, a real estate investment and advisory firm specializing in real estate restructurings, development, and finance. Mr. Shepsman has been with New World Realty Advisors since 2009. Since May 2018 and through December 2019, Mr. Shepsman served as a director of Spirit MTA REIT, a publicly traded real estate investment trust. Upon its election to convert to a non-traded liquidating trust, Mr. Shepsman became a Liquidating Trustee. Previously, as a principal in a real estate fund, Mr. Shepsman had oversight responsibility for the fund’s due diligence and acquisition of investment platforms, and with subsequent asset acquisitions, financings and dispositions. Mr. Shepsman served as a director of Rouse Properties, Inc. from January 2012 to May 2013. Earlier in his career, Mr. Shepsman was a managing partner of Kenneth Leventhal and Company and of Ernst & Young’s Real Estate Practice. Mr. Shepsman is a trustee of The University of Buffalo Foundation where he chairs its Properties Committee.
Qualifications
Mr. Shepsman’s extensive professional accounting and financial expertise, including in the real estate industry, enable him to provide key contributions to the Board on financial, accounting, corporate governance and strategic matters.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 33

Proposal No. 1 – Election of Directors
MARY ANN TIGHE Age 75 Independent director since October 2011 Committees • Compensation • Nominating and Corporate Governance
Background
Mary Ann Tighe has served as a director since October 2011. Ms. Tighe has been credited with transforming New York’s skyline during her more than 40 years in the real estate industry. Ms. Tighe has been the Chief Executive Officer of CBRE’s New York Tri-State Region since 2002, a region of 3,800 employees, and served as a director of CBRE in 2013. Ms. Tighe’s deals have anchored more than 14.4 million square feet of new construction in the New York region. From January 2010 through December 2012, Ms. Tighe served as Chair of the Real Estate Board of New York, the first woman to hold this position in its 114-year history and the first broker in 30 years. Ms. Tighe began her real estate career as a broker at the Edward S. Gordon Company, ultimately rising to the position of Vice Chairman of Insignia/ESG, where she was regularly recognized as being among the firm’s top producers. Prior to entering the real estate field, Ms. Tighe served as a Vice President of the American Broadcasting Companies, where she launched the A&E cable channel. Ms. Tighe was also formerly the Deputy Chairman of the National Endowment for the Arts, Arts Advisor to Vice President Walter Mondale, and a staff member of the Smithsonian Institution.
Qualifications
Ms. Tighe’s extensive experience with commercial real estate transactions enables her to provide the Board with key insight into real estate matters.
ANTHONY WILLIAMS Age 72 Independent director since February 2021 Committees • Audit • Nominating and Corporate Governance • Technology
Background
Anthony Williams has served as a director since February 2021. Mr. Williams currently serves as the Chief Executive Officer and Executive Director of Federal City Council, a nonprofit organization dedicated to the advancement of civic life in the nation’s capital, a position he has held since April 2012. He also has served as a Senior Advisor with the law firm King & Spalding in its Government Affairs and Public Policy practice group since July 2016. Mr. Williams previously served two terms as the mayor of Washington, D.C. from 1999 to 2007, leading the city’s revitalization, restoring its finances and improving city services. As the independent Chief Financial Officer of the District of Columbia from 1995 to 1998, he worked with local officials, the D.C. Financial Control Board, and the U.S. Congress. He has held various positions in federal, state, and local government, including serving as the first CFO for the U.S. Department of Agriculture, a position to which he was appointed by President Bill Clinton and confirmed by the U.S. Senate. Mr. Williams is a veteran of the U.S. Air Force, a fellow of the National Academy of Public Administration and former President of the National League of Cities, and formerly served as a lecturer and faculty member in Public Management at the Harvard Kennedy School of Government’s Ash Center for Democratic Governance and Innovation.
Qualifications
Mr. Williams’ extensive experience with urban development, government relations and financial oversight enables him to provide the Board with key insight into urban development and the related government relations.

✓	The Board recommends a vote FOR each of the ten director nominees listed above.

34 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proposal No. 2 – Advisory (Non-Binding) Vote on Executive Compensation
The Company believes that its compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of its stockholders. This advisory, non-binding, stockholder vote, as required under Section 14A of the Exchange Act and commonly known as “say-on-pay”, gives you, as a stockholder, the opportunity to vote for or against the Company’s executive compensation program.
The vote on this proposal is not intended to address any specific element of compensation. The vote relates to the compensation of the Company’s named executive officers (“NEOs”), as disclosed under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. Highlights of our executive compensation program and practices include the following:
■
a compensation recovery policy designed to prevent misconduct by any executive officers;

■
no single-trigger change-in-control  arrangements;

■
minimum three-year vesting period for performance-based equity awards;

■
a substantial portion of our long-term equity awards contain meaningful performance hurdles to achieve full vesting;

■
minimum stock ownership guidelines for the Chief Executive Officer, President, Chief Financial Officer and, General Counsel & Secretary;

■
no excise tax gross-ups in executive employment agreements or incentive plans; and

■
a general prohibition against short sales, investing in publicly traded options, hedging, pledging and margin accounts and limit orders involving Company securities.

The Board recommends that stockholders vote “FOR” the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

✓	The Board recommends a vote FOR the resolution approving the executive compensation of our NEOs.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 35

Proposal No. 3 – Ratification of the Appointment of KPMG LLP
as the Company’s Independent Registered Public Accounting Firm for Fiscal 2024
The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for fiscal 2024. SEC regulations and the NYSE corporate governance standards require that the Company’s independent registered public accounting firm be engaged, retained and supervised by the Audit Committee. Although approval or ratification by stockholders of such engagement is not required, the Company is seeking the stockholders’
ratification of the Audit Committee’s selection of KPMG because we believe that allowing stockholders to express their view on the matter is good corporate governance. Any failure of the stockholders to ratify the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm would be considered by the Audit Committee in determining whether to engage KPMG.

✓	The Board recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2024.
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. As described above, the Audit Committee has selected KPMG as the Company’s independent registered public accounting firm for fiscal 2024.
A representative of KPMG may be present at the Annual Meeting and, if present, will be given the opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

36 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proposal No. 3 – Ratification of the Appointment of KPMG LLP as the
Company’s Independent Registered Public Accounting Firm for Fiscal 2024
INDEPENDENT REGISTERED ACCOUNTING FIRM FEES
The following table presents fees incurred for professional services rendered by the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2023 and December 31, 2022.

	December 31,
	2023	2022
Audit Fees(1)(2)	$2,984,840	$2,904,712
Audit-Related Fees(3)	$384,179	$380,000
Tax Fees(4)	$–	$4,326
All Other Fees	–	–
Total Fees	$3,369,019	$3,289,038

(1)
Ernst & Young, LLP (“EY”) served as the Company’s independent registered public accounting firm from the Company’s inception through the first quarter of 2022. On May 4, 2022, the Company approved the engagement of KPMG as its new independent registered public accounting firm to act as the principal accountant to audit the Company’s financial statements. 2022 fees include (1) fees and expenses of EY for the first quarter of 2022 and work related to coordination with review by KPMG as successor auditor and (2) fees and expenses of KPMG for the second, third and fourth quarters of 2022.

(2)
Includes fees and expenses primarily for the audit of the Company’s consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company’s internal control over financial reporting, and the reviews of the Company’s consolidated financial statements included in the Forms 10-Q, as well as comfort letters and consents.

(3)
Includes fees for the audits of certain joint ventures and wholly owned subsidiaries of the Company.

(4)
Includes fees for services related to tax compliance, tax advice and tax planning.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee’s policy is to require the pre-approval of all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules)
to assure that the provision of such services does not impair the firm’s independence. All audit and non-audit services were pre-approved by our Audit Committee in accordance with the pre-approval requirements set forth in its charter.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 37

Audit Committee Report
The Audit Committee is comprised entirely of independent directors (as defined for members of an audit committee in SEC rules and the NYSE listing standards) and assists the Board in a number of duties. These duties include oversight of the following matters: the integrity of the Company’s financial statements; compliance with legal and certain regulatory requirements; the performance of the internal audit function; and the financial reporting process. In addition, the Audit Committee is directly responsible for the appointment, compensation (including negotiation and approval of the audit fee), retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee appointed KPMG LLP (“KPMG”) as its independent registered public accounting firm for fiscal 2024. The Audit Committee operates pursuant to a written charter adopted by the Board and reviewed annually by the Audit Committee. A copy of the charter is available on our website at www.howardhughes.com under the “Investors” tab. The Audit Committee has the resources and authority it deems appropriate to discharge its responsibilities.
The Audit Committee has engaged KPMG to serve as the Company’s independent accounting firm since 2022. In accordance with SEC rules, the lead audit partner on the Company engagement serves no more than five consecutive years in that role. The current lead partner was appointed in 2022. The Audit Committee and management have direct input into the selection of the lead audit partner. The Audit Committee periodically considers whether the annual audit of the Company’s financial statements should be conducted by another firm.
In determining whether to reappoint KPMG as the Company’s independent registered public accounting firm for 2024, subject to stockholder ratification, the Audit Committee took into consideration a number of factors. These factors included:
■
the length of time the firm has been engaged by the Company;

■
KPMG’s familiarity with the Company’s operations and industry, accounting policies, financial reporting process, and internal control over financial reporting;

■
KPMG’s skills, expertise and independence;

■
the quality of the Audit Committee’s ongoing discussions with KPMG;

■
a review of external data related to KPMG’s legal risks and proceedings, audit quality and recent public portions of Public Company Accounting Oversight Board (United States) (the “PCAOB”) reports;

■
an assessment of the professional qualifications of KPMG, the performance of the lead audit partner and the other professionals on the Company account;

■
the reasonableness of KPMG’s fees for the services provided to the Company;

■
management’s relationship with KPMG and its assessment of KPMG’s performance; and

■
the impact of changing auditors, including the significant time requirement that could distract from management’s focus on reporting and internal controls.

Based on this evaluation, the Audit Committee believes that it is in the best interest of the Company and our stockholders to retain KPMG as our independent registered public accounting firm for fiscal 2024.
Each member of the Audit Committee is considered financially literate, as defined by the NYSE, and the Board has determined that Mr. Shepsman has the necessary experience to qualify as an “audit committee financial expert” under SEC rules. As determined by the SEC, a person designated as an audit committee financial expert will not be deemed an “expert” for purposes of the federal securities laws. In addition, this designation does not impose on a person any duties, obligations or liabilities that are greater than those otherwise imposed on the person as a member of the Audit Committee and the Board, and does not affect the duties, obligations or liabilities of the Board.
Management is responsible for the Company’s system of internal control over financial reporting and for preparing its consolidated financial statements. KPMG was responsible for performing independent audits of the Company’s internal control over financial reporting as of December 31, 2023 and its consolidated financial

38 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Audit Committee Report
statements as of December 31, 2023 and for the year then ended, both in accordance with the standards of the PCAOB, and to issue reports thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control.
The Audit Committee reviewed and discussed with both management and KPMG the results of the independent audits of the Company’s internal control over financial reporting as of December 31, 2023 and its consolidated financial statements as of December 31, 2023 and for the year ended prior to their issuance. During 2023, management advised the Audit Committee that the set of financial statements had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure matters with the Audit Committee. This included discussion with KPMG of matters required to be discussed by Statement on Auditing Standards No. 16, as amended, as adopted by the PCAOB and SEC Regulation S-X Rule 2-07, Communication with Audit Committees, as currently in effect, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from KPMG required by the applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.
Taking all of these reviews and discussions into account, all of the Audit Committee members listed below recommended to the Board that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Members of the Audit Committee
Steven Shepsman, Chair
Beth Kaplan
Allen Model
Anthony Williams

Proxy Statement for the 2024 Annual Meeting of Stockholders / 39

Executive Officers
The following table sets forth certain information with respect to the Company’s current executive officers:
DAVID O’REILLY CHIEF EXECUTIVE OFFICER AND DIRECTOR Age 49
Background
David O’Reilly is the Chief Executive Officer of the Company, responsible for driving the sustainable growth of the company’s assets and unlocking meaningful long-term value across the Company’s portfolio. He served as the Company’s Chief Financial Officer from October 2016 to April 2021 and its President from June 2020 to November 2020. Mr. O’Reilly was appointed Interim Chief Executive Officer in September 2020, was officially promoted to Chief Executive Officer and has served as a director on our Board in December 2020. As Chief Executive Officer, he is responsible for managing our business operations and overseeing the senior members of our management team. Prior to joining the Company, Mr. O’Reilly served as Executive Vice President and Chief Investment Officer of Parkway Properties, Inc., a NYSE-traded real estate investment trust focused on office properties, from November 2011 through October 2014, and was appointed interim Chief Financial Officer in May 2012 until he was appointed Chief Financial Officer in August 2012. Previously, Mr. O’Reilly served as Executive Vice President of Banyan Street Capital and as Director of Capital Markets for Eola Capital LLC. He served in the investment banking industry as Senior Vice President of Barclays Capital Inc. and in a similar capacity for Lehman Brothers. During his career, Mr. O’Reilly has been involved in a broad range of financial advisory and merger and acquisition activities, including leveraged buyouts, initial public offerings and various transactions involving commercial mortgage-backed securities. Mr. O’Reilly currently serves as an independent trustee of Kite Realty Group Trust, a publicly traded REIT, since 2013.
Mr. O’Reilly earned a B.S. in Civil Engineering from Tufts University and his M.B.A. from Columbia University.
L. JAY CROSS PRESIDENT Age 71
Background
L. Jay Cross joined the Company in December 2020 as President and is responsible for overseeing the Company’s acclaimed portfolio of master planned communities and mixed-use developments. With decades of experience in the real estate industry, as well as with professional sports franchises, he has been responsible for executing large-scale, mixed-use projects across North America, catalysts for urban transformation and community development.
Prior to joining the Company, Mr. Cross served as President of Related Hudson Yards, leading the development efforts of Hudson Yards, the 28-acre megaproject on Manhattan’s west side. Previously, as President of the New York Jets, he spearheaded the development of MetLife Stadium, an innovative joint venture between the Jets and the New York Giants to build a dual-team NFL stadium. Mr. Cross served as President of Business Operations for the NBA’s Miami Heat where he led the development of the American Airlines Arena, creating a public-private partnership between the team and Miami Dade County, and driving a pioneering development program that sparked a renaissance of downtown Miami and the birth of a new residential neighborhood. Prior to that, Mr. Cross developed Toronto’s Air Canada Centre –  an innovative dual-sport complex, home to the city’s NBA and NHL franchises – through a complex rezoning of Toronto’s downtown arena site. Mr. Cross has held senior positions with Markborough Properties, and with The Prudential Insurance Company of America’s real estate investment operations. Mr. Cross is also an independent trustee of Choice Properties Real Estate Investment Trust, a publicly traded REIT in Canada.
Mr. Cross earned a Bachelor’s degree in Nuclear Engineering from the University of Toronto and a Master’s degree in Architectural Technology from Columbia University.

40 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Executive Officers
CARLOS OLEA CHIEF FINANCIAL OFFICER Age 45
Carlos Olea is the Chief Financial Officer of the Company. He is responsible for overseeing the Company’s investment, accounting and financial strategy, and working with the executive team to unlock meaningful long-term value across the Company’s portfolio.
Mr. Olea has served in his current role since January 2022. He has been with the Company since 2017 and served as the company’s Chief Accounting Officer from 2019 until 2022, overseeing the financial accounting strategy for the nation’s largest portfolio of MPCs during a time of outstanding growth. Prior to joining the Company, Mr. Olea served as Chief Accounting Officer at Carr Properties, a Washington, D.C.-based owner-operator and developer. Previously, he was a Senior Manager with the Advisory Services practice of Ernst and Young and a Director of Technical Accounting and Financial Reporting with AvalonBay Communities in Arlington, Virginia.
Mr. Olea has a Master’s in Real Estate degree with a concentration in finance from Georgetown University, and a B.S. in Accounting and Finance from ITESM, in Mexico.
JOE VALANE GENERAL COUNSEL & SECRETARY Age 38
Background
Joe Valane joined the Company in March 2024 and serves as General Counsel and Secretary. Mr. Valane is responsible for overseeing all legal matters for the Company. Prior to joining the Company, Mr. Valane was General Counsel of Revantage and Shopcore, two Blackstone portfolio companies. In that role, Mr. Valane oversaw large teams responsible for providing legal support across Blackstone’s U.S. real estate portfolio, including retail, multifamily, office, logistics, and hospitality asset classes. Previously, Mr. Valane was a Partner at Kleinbard LLC, where he advised a diverse portfolio of corporate clients in equity finance and investment structuring, mergers and acquisitions, and general corporate counseling. Prior to that, Mr. Valane served as a corporate associate at Morgan, Lewis, & Bockius LLP, where he focused on mergers and acquisitions and securities (including public and private equity and debt offerings) to a portfolio of clients including Fortune 500 companies, investment banks, and emerging market companies. Mr. Valane brings expertise in navigating complex legal and business challenges, building and managing high-performing teams, and implementing legal technology.
Mr. Valane received his J.D. from New York University School of Law, and his B.A. in International Affairs from George Washington University, where he graduated summa cum laude and was elected Phi Beta Kappa.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 41

Executive Officers
JIM CARMAN PRESIDENT, HOUSTON REGION Age 46
Background
Jim Carman serves as President, Houston Region. Previously, he served as Senior Vice President of MPC Commercial Development. He joined the Company in August 2012 to oversee vertical development on projects located within The Woodlands and Bridgeland, both master planned communities in the Houston area. Mr. Carman was responsible for leading multiple teams in the development of the first phase of Hughes Landing, Houston’s premier mixed-use urban center on Lake Woodlands, taking the 66-acre project from conception to completion within three years.
Prior to joining the Company, Mr. Carman worked on mixed-use developments in Las Vegas, including Tivoli Village at Queensridge as well as projects located within the 70-acre Hughes Center. Previously, Mr. Carman served as Project Manager for the Ritz- Carlton, Grand Cayman, a $500 million resort complex consisting of seven restaurants, 365 keys, 85 luxury condominiums, and a golf course designed by Greg Norman. Before moving overseas to manage the Ritz- Carlton project, he worked with The Haskell Company, a design-build contractor based in Jacksonville, Florida. Mr. Carman was part of the joint-venture team that constructed the Adrienne Arsht Center for the Performing Arts, a $370 million performance complex in the heart of downtown Miami.
Mr. Carman earned a B.S. in Civil Engineering as well as a Master of Engineering in Construction from Texas A&M University.
DOUG JOHNSTONE PRESIDENT, HAWAII REGION Age 41
Background
Doug Johnstone serves as President, Hawaii Region. He is responsible for leading the development and asset management of Ward Village, a 60-acre master planned community in the heart of Honolulu.
Mr. Johnstone joined the Ward Village team in 2012, where he most recently served as Senior Vice President of Development, playing a key leadership role in all aspects of the entitlement, project management, construction, sales, and financing of the mixed-use developments that comprise Ward Village.
Prior to joining the Company, Mr. Johnstone managed the redevelopment efforts in the $3 billion commercial real estate portfolio of Kamehameha Schools-Bishop Estate. Before that, he served as Vice President of the Los Angeles-based boutique firm, Cyburt Hall Partners, focusing on investments and developments with institutional joint venture partners.
Mr. Johnstone earned a B.A. in Economics with Honors from Stanford University. He also serves as a board member for several local nonprofits including Aloha United Way, Outrigger Duke Kahanamoku Foundation, and HomeAid Hawai’i.

42 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Executive Officers
ANTON NIKODEMUS CHIEF EXECUTIVE OFFICER, SEAPORT ENTERTAINMENT Age 60
Background
Anton D. Nikodemus serves as Chief Executive Officer of Seaport Entertainment, where he oversees the Seaport in New York, the Company’s interests in Jean-Georges Restaurants, and the Las Vegas Aviators. Mr. Nikodemus joined the Company in his current role in October 2023.
In his over thirty-year career in the entertainment and hospitality industries, Mr. Nikodemus has led the development and operations of many of the travel industry’s premier destination brands. Prior to joining Seaport Entertainment, he served as President & COO of CityCenter for MGM Resorts International, where he oversaw operations for The Cosmopolitan of Las Vegas, Vdara Hotel & Spa, and ARIA Resort & Casino. He was also responsible for the creation and development of the MGM National Harbor Hotel & Casino in Maryland and the MGM Springfield in Massachusetts. Before joining MGM in 2005, he oversaw the redevelopment and management of the Boca Raton Resort & Club. He previously held management roles at luxury resorts including The Arizona Biltmore Resort & Spa and The Phoenician Resort.
Mr. Nikodemus earned a B.S. in Business Management and Marketing from Arizona State University. He completed the Advanced Finance Program at the Wharton School of the University of Pennsylvania.
KRISTI SMITH PRESIDENT, COLUMBIA Age 42
Background
Kristi Smith serves as President of the Maryland Region for Howard Hughes, leading the growth and success of the 14-million-square-foot, mixed-use development plan for Downtown Columbia, and the Company’s efforts to transform the city’s urban core.
Prior to joining Howard Hughes in 2023, Ms. Smith served as Executive Vice President in charge of Development for JBG SMITH, a publicly traded, multifamily and office real estate investment trust in the Washington, D.C. market. She oversaw the company’s mixed-use multifamily and commercial projects in top submarkets, including the development of Amazon’s HQ2 in Arlington, VA. Previously, she was an Investment Associate with CIM Group and a Development Executive at Clark Realty Capital.
A founding member and co-chair of the JBG SMITH’s Women’s Initiative, Ms. Smith remains dedicated to the advancement of women and overall inclusivity in the workplace. She also serves on the Board of Directors for NAIOP DC | MD.
Ms. Smith holds a B.S. in Commerce from the University of Virginia, and a MBA from Northwestern University’s Kellogg School of Management.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 43

Executive Officers
FRANK STEPHAN PRESIDENT, NEVADA Age 52
Background
Frank Stephan serves as President, Nevada. Mr. Stephan joined the Company in his current role in March 2023, and he oversees all functions over the Summerlin master planned community in Las Vegas, including planning and development. Mr. Stephan has over 25 years of experience executing complex real estate developments, most recently with The Clarett Group in Los Angeles, California. Mr. Stephan previously served as Project Manager in construction management for Bovis Lend Lease LMB, Inc.
Mr. Stephan earned a Master of Science in Real Estate from New York University and a B.A. in Architecture from Columbia University.
DAVID STRIPH PRESIDENT, ASSET MANAGEMENT AND OPERATIONS Age 65
Background
David Striph is President, Asset Management and Operations for Howard Hughes, responsible for overseeing property management and operations across all regions and asset types. He oversees the establishment of operating strategies designed to maximize NOI and is a member of the company's Capital Allocation Committee. An industry veteran, Mr. Striph has financed and managed several billion dollars’ worth of real estate assets during his career, including mixed-use, retail and high-end residential projects.
Prior to joining the company, Mr. Striph served as Senior Managing Director at Westmount Realty Capital, a Dallas, TX based real estate investor. Mr. Striph was also Managing Director at Fortress Investment Group, Vice President at Fremont Investment & Loan, and President of Amresco Capital Trust. Mr. Striph began his career as a Certified Public Accountant with Ernst and Young.
Mr. Striph graduated from Southern Illinois University with a B.S. in Accounting in 1979.

44 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Executive Officers
ELENA VERBINSKAYA CHIEF ACCOUNTING OFFICER Age 45
Background
Elena Verbinskaya is Chief Accounting Officer for Howard Hughes, responsible for overseeing accounting and financial reporting.
Prior to joining Howard Hughes in 2023, Elena served as Vice President of Financial Reporting and Accounting Integration at IPSCO Tubulars Inc., a North American division of TMK Group. She also held the position of Chief Accounting Officer at TMK Group, one of the world’s leading producers and suppliers of steel pipe for the oil and gas industry. Elena joins Howard Hughes with more than 20 years of accounting experience.
Elena holds a Masters in Accounting, Analysis and Audit from Far Eastern State University. She is also a CPA (Certified Public Accountant, United States of America) and FCCA (Fellow Member of the Association of Chartered Certified Accountants, United Kingdom).

Proxy Statement for the 2024 Annual Meeting of Stockholders / 45

Compensation Discussion and Analysis
EXECUTIVE COMPENSATION
This Compensation Discussion and Analysis provides information on our executive compensation program and the amounts shown in the executive compensation tables that follow. In this proxy statement, the Named Executive Officers, or NEOs, include each of the executive officers listed below for fiscal 2023.
Named Executive Officer	Position
David O’Reilly	Chief Executive Officer (“CEO”)
L. Jay Cross	President
Carlos A. Olea	Chief Financial Officer (“CFO”)
Anton Nikodemus	CEO, Seaport Entertainment
Kristi Smith	President, Columbia Region
Peter Riley	Former Senior Executive Vice President, General Counsel & Secretary*

*
Mr. Riley’s service in that position terminated March 31, 2023, and his employment with the Company was terminated without cause effective May 30, 2023.

EXECUTIVE SUMMARY
Our success depends, in large part, on our ability to successfully attract, motivate and retain a qualified management team. The executive compensation program designed and implemented by the Compensation Committee is intended to attract, retain and motivate the key people necessary to enable us to maximize operational efficiency and profitability over the long term, while holding employees accountable to the Company’s strategy and values. The Compensation Committee believes that executive compensation should align the interests of our executives and other key employees with those of the Company, including its mission and strategy, and with long-term stockholder value. Our executive compensation program also is designed to differentiate compensation based upon individual contribution, performance, and experience.
In establishing compensation, the Compensation Committee provides our NEOs with a competitive compensation package, using a holistic evaluation of each element of our NEOs’ compensation together with an assessment of each NEO’s ownership position in the Company (inclusive of all types of equity awards). The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not disadvantage the Company in attracting and retaining executives and other key employees, while also managing a competitive compensation expense structure for the Company.
Although the Compensation Committee considers the executive compensation paid by our public company peer group in making compensation decisions, the Compensation Committee also considers the compensation that real estate private equity firms, private real estate development companies and real estate opportunity funds pay their executives. Given the small number of public company peers directly competing with the Company and the nature of the Company’s business, the Compensation Committee believes it is prudent to consider the compensation of both its privately and publicly owned peers when considering and making its compensation decisions.

46 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Compensation Discussion and Analysis
Financial and Operational Highlights*
In August 2023, the Company reorganized into a holding company structure, which we believe will provide additional flexibility to fund future opportunities and segregate assets and liabilities in separate subsidiaries.
During 2023, we maintained positive momentum and delivered solid financial results which met or exceeded our 2023 guidance expectations within each of our core businesses and reported record full year financial results in our MPC and Operating Assets segments. We announced the planned spin-off of Seaport Entertainment, which we believe will allow HHH to focus more strategically on the Company’s robust pipeline of opportunities and enable considerable growth and stockholder value. Additionally, in Hawai’i, our team delivered another remarkable year, selling out all remaining condominium inventory at ‘A’ali’i and Kō’ula and contracting to sell 78 units in pre-sales at our three Hawaii condo towers.
We believe the Company’s portfolio of assets and strong balance sheet leave it well positioned for future growth.
Full-Year Company Highlights
•
Net loss attributable per diluted share of $(11.13) for the year, including an $(11.04) per share after-tax impairment charge at the Seaport in the third quarter.

•
Record Master Planned Community (MPC) earnings before taxes (EBT) of $341 million accentuated by record residential price per acre of $944,000 and 45% growth in new homes sold.

•
Record operating asset net operating income (NOI) of $244 million led by multi-family growth of 16% year-over-year and strong leasing and financial performance in office.

•
Ward Village® sold out all remaining condo inventory at ‘A’ali’i® and Kō’ula®, and towers in development – Victoria Place®, The Park Ward Village, Ulana, and Kalae – were 96% sold.

•
Closed on $659 million of financings, including $498 million of construction loans for six new development projects, and $161 million of refinancings.

Operating Assets
•
Total Operating Assets NOI, including contribution from unconsolidated ventures, was $244.4 million, representing a $4.9 million or 2% year-over-year increase. Excluding dispositions, NOI increased 4%.

•
Multi-family was the largest driver of the strong NOI performance with 16% year-over-year growth predominately due to strong lease-up at the Company’s new developments in Downtown Columbia® and Bridgeland®.

•
Office NOI increased 6% year-over-year largely due to strong lease-up activity and abatement expirations and one-time lease termination fees in The Woodlands. These increases were partially offset by tenant vacancies at various properties in The Woodlands and Downtown Columbia, as well as initial operating losses at 1700 Pavilion in Summerlin. In 2023, the Company executed 581,000 square feet of new or expanded office leases including 357,000 square feet in The Woodlands, 113,000 square feet in Summerlin, and 111,000 square feet in Downtown Columbia.

•
During the year, HHH divested two land parcels and a building in Ward Village, as well as its two self-storage facilities and the Memorial Hermann Medical Office Building in The Woodlands, resulting in a combined gain on sale of $24.0 million. When combined with three retail centers sold during 2022, NOI from dispositions declined $3.7 million year-over-year.

MPC
•
MPC EBT totaled $341.4 million in 2023, a 21% increase compared to $283.0 million in the prior year.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 47

Compensation Discussion and Analysis
•
New homes sold in HHH’s communities totaled 2,289 units – representing a 45% increase compared to the prior year, propelling Summerlin and Bridgeland to the nation’s #4 and #5 top selling MPCs in RCLCO’s 2023 rankings, respectively.

•
MPC land sales totaled $370.2 million, or a 17% year-over-year increase, primarily related to increased residential land sales in Summerlin, as well as a higher overall residential price per acre in our MPCs.

•
The average price per acre of residential land sold increased 23% to $944,000 per acre, a full-year record for the Company.

•
MPC equity earnings were $22.7 million – representing a $24.1 million year-over-year increase – primarily related to Phase 2 land sales and the close-out of clubhouse condominiums at The Summit in Summerlin.

Strategic Developments
•
Closed on 47 condominium units during the year – including 31 at ‘A’ali’i and 16 at Kō’ula – generating $47.7 million in revenue. Both towers are now 100% sold.

•
Contracted to sell 78 units at three towers in pre-sales – Ulana, The Park Ward Village, and Kalae – representing incremental future revenue of $160.0 million. At year end, Ulana was 100% pre-sold, and The Park Ward Village and Kalae were 94% and 87% pre-sold, respectively.

•
Announced development of The Launiu – Ward Village’s 11th condo building which will include 485 residences. This project commenced pre-sales subsequent to year-end in February.

•
In the third quarter, HHH incurred a $16.1 million charge to fund additional remediation expenditures related to window construction defects at Waiea. The Company continues to vigorously pursue recovery of these costs from the general contractor and other responsible parties.

•
In 2023, HHH commenced construction on Ulana – a 696-unit condo project in Ward Village, 1 Riva Row – a 268-unit high rise luxury multi-family project in The Woodlands, and the Summerlin Grocery Anchored Center – a 67,000 square-foot retail center in Downtown Summerlin.

Seaport
•
HHH recorded a $548.5 million after-tax impairment charge related to the Seaport due to reductions in estimated future cash flows resulting from significant uncertainty of future performance as stabilization and profitability are taking longer than expected, pressure on the current cost structure, lower demand for office space, as well as an increase in the capitalization rate and a decrease in restaurant multiples used to evaluate future cash flows.

•
Seaport revenue of $82.0 million declined 7% compared to 2022, driven by the absence of certain restaurant concepts and poor weather conditions during 2023, as well as non-recurring COVID-related recoveries at the Fulton Market Building in 2022. These reductions were partially offset by increased rental revenue from the Tin Building.

•
The 2023 summer concert series was the most successful to date and included 63 shows that sold over 204,000 tickets, representing over 93% of available ticket inventory. Pier 17 was recently rated the #5 Top Club Worldwide by Pollstar and was also nominated for their Outdoor Concert Venue of the Year.

* See Annex A for reconciliations of Non-GAAP measures.

48 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Compensation Discussion and Analysis
2023 Compensation Highlights
Our 2023 financial performance, along with the individual performance of our NEOs, served as key factors in determining compensation for 2023 and executing on other compensation practice initiatives, including as follows:
Compensation Practice	Rationale for Practice
• We generally make annual long-term equity incentive awards, 50% of which are performance-based.	• We tie a significant portion of compensation to long-term performance.
• Majority of annual compensation for our NEOs is tied to incentive compensation.	• Our NEOs have an annual performance-based incentive compensation opportunity that is reviewed each year to ensure alignment with our compensation objectives.
Compensation and Governance Best Practices
The Compensation Committee regularly reviews best practices in governance and executive compensation. The Company’s current best practices and policies include the following:
What We Do
✓	Align Executive Compensation with Company Performance. We tie a majority of executive pay to fully at risk, performance-based cash awards and long-term equity awards.
✓
Apply Multi-Year Vesting to Equity Incentive Awards.
Under our long-term equity incentive program, time-based awards generally vest ratably over three years following the date of grant and performance-based awards generally vest at the end of three years, subject to the satisfaction of performance thresholds.

✓
Provide Double-Trigger Severance Benefits.
In the event of a change in control, equity award vesting is provided to our NEOs only in the event of a qualifying termination following the change in control. Equity awards do not vest solely in connection with a change in control.

✓
Require Clawbacks.
Our Board previously adopted a policy regarding recovery of incentive awards for fiscal years for which financial results are later restated, which may include reimbursement of any bonuses paid and recovery of profits received during the applicable period under any equity compensation awards. In accordance with applicable stock exchange listing requirements, our Board recently updated and enhanced our policy to further require recoupment of incentive-based compensation received by current or former executive officers in the event that our financial results are later misstated due to material noncompliance with financial reporting requirements, irrespective of any misconduct by, or failure of oversight on the part of, the executive.

✓
Impose Stock Ownership Guidelines.
Our Compensation Committee has adopted stock ownership guidelines for our CEO, President, General Counsel & Secretary, and CFO, which require such executive officers to accumulate and hold a meaningful level of stock in the Company.

✓
Conduct Annual Risk Review.
Our Compensation Committee conducts an annual review of the Company’s compensation programs to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company.

✓	Retain an Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant to advise on our executive compensation programs.
✓	Provide Limited Perquisites. We provide limited perquisites to our NEOs.
✓	Offer Broad-Based Benefits. Our NEOs are eligible for the same health and retirement benefits as other full-time employees.
✓	Use Peer Group Evaluation. We evaluate our compensation peer groups annually to align with investor expectations and changes in the Company’s business.
✓	Conduct an Annual Say-on-Pay Vote. We conduct an annual say-on-pay vote to better understand investor sentiment toward our executive compensation program.

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Compensation Discussion and Analysis
What We Don’t Do
No Excise Tax Gross-Ups. Our executive employment agreements do not provide excise tax gross-up payments to executive officers.
No Supplemental Retirement Benefits. We do not provide supplemental executive officer retirement benefits.
No Hedging or Pledging. We do not permit hedging or pledging of equity by our executive officers.
No Repricing. Our equity plan prohibits repricing or the buyout of underwater stock options without stockholder approval.
No Discount Options. Our equity plan prohibits granting stock options with a grant price less than the fair market value of our common stock on the date of the grant.
Compensation Philosophy and Objectives
We Strive to Attract, Incentivize and Retain Talented Individuals.	We pay competitively.

It is imperative that we attract, incentivize and retain individuals in executive positions whose skills, business experience and acumen are critical to the current and long-term success of the Company.

We pay competitively to provide a target compensation opportunity that will attract, motivate and retain our talented core of executives who drive our success. The compensation program is designed to give the Company a competitive advantage relative to the compensation provided by peer group companies with which we compete for qualified executive talent. The Compensation Committee also seeks to retain executives through the phases of the cycle of the real estate market by keeping compensation competitive during times of growth as well as contraction, reflecting the long-term nature of successful real estate development businesses.
While peer group companies and competitive survey data provide a beginning reference point and inform decisions on the range of compensation opportunities, it is just one of many factors the Compensation Committee considers in setting pay. For example, the Compensation Committee recognizes that talent competitors for our NEOs include high-paying private real estate development companies and high paying private equity firms and real estate opportunity funds, in addition to our more conventional public company peers.
Also, several of our peers are real estate investment trusts (“REITs”) whose operations directly compare to our operating assets segment only and not to our master planned community segment or strategic development segment. Ultimately, the Compensation Committee retains flexibility to adjust executive compensation based on our objectives of building our Company and creating stockholder value.

Retention is a key objective of the compensation program.

Because the implementation of the Company’s business strategy requires long-term commitments on the part of our NEOs, and because competition for top talent is intense in the Company’s industry, retention of our talented core of executives is a key objective of the compensation program.

In January 2024, the Compensation Committee approved (i) an increase in Mr. O’Reilly’s base salary, from $750,000 to $1,000,000, (ii) an increase in Mr. Olea’s base salary, from $500,000 to $550,000 and (iii) an increase in Ms. Smith’s base salary, from $475,000 to $500,000.

50 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Compensation Discussion and Analysis
We Pay for Performance.	We reward attainment of established goals.
We firmly believe that pay should be tied to performance. Superior performance enhances stockholder value and is a fundamental objective of the Company’s compensation program.
The compensation program is designed to reward our NEOs for attaining established goals that require the dedication of their time, effort, skills and business experience to drive the success of the Company and the maximization of stockholder value.

Performance-based annual incentive compensation is a key component of our compensation program.

For fiscal 2023, annual performance is rewarded through annual incentive awards and is based on the Company’s operational performance and financial results and the individual NEO’s contribution to those results. NEO performance is judged against specific, predetermined financial and strategic goals established by the Compensation Committee. In addition, approximately 25% of the annual incentive award is based on a subjective performance evaluation.

We Align Pay to Business Objectives and Long-Term Strategy.	We grant long-term equity incentive awards under our equity incentive program.

The compensation program is designed to reward and motivate our NEOs’ Company-wide performance and, as described below, individual performance in attaining business objectives and maximizing stockholder value. Compensation decisions are based on the principle that the long-term interests of our NEOs should be aligned with those of our stockholders.

We use equity incentive awards as a recruitment and retention incentive and to align the interests of our NEOs with stockholder interests. Performance is a key component of our long-term equity incentive program. Effective January 2024, the Compensation Committee agreed to (i) an increase to Mr. O’Reilly’s Annual LTIP Award (as defined in the O’Reilly Employment Agreement) from $2,250,000 to $4,000,000, (ii) an increase to Mr. Cross’s Annual LTIP Award (as defined in Mr. Cross’s Employment Agreement) from $1,800,000 to $2,300,000, and (iii) an increase to Mr. Olea’s Annual LTIP Award (as defined in the Olea Employment Agreement) from $950,000 to $1,350,000.
Since March 2023, the Compensation Committee has used net asset value growth as the sole metric for the performance-based component of our annual long-term equity awards, which we believe will drive meaningful incentives for executives and stockholder value.

NEO PERSONAL INVESTMENT IN HOWARD HUGHES
Our NEOs have a significant ownership stake in the Company, as described under “Security Ownership of Directors, Executive Officers and Certain Beneficial Holders.” Messrs. O’Reilly, Cross and Olea are also subject to the stock ownership requirements described below under “Other Components of Compensation  –  Stock Ownership Guidelines” to further encourage the alignment of their interests with our stockholders.
ROLES AND RESPONSIBILITIES
Role of Compensation Committee
The Compensation Committee administers our executive compensation programs. The role of the Compensation Committee is to review and approve the compensation paid to our NEOs and certain other executive officers of the Company, and to review the compensation policies and practices for all of our employees to verify that the policies and practices do not create unreasonable risks for the Company.
In establishing compensation for NEOs, the Compensation Committee considers, among other things, recommendations by our CEO and our compensation consultant, and the compensation of similarly situated executives of peer companies. In addition, the Compensation Committee, with the assistance of management, reviews total compensation paid to certain other executive officers annually, including long-term equity awards.
The Compensation Committee reviews internal evaluations of the NEOs and certain other executive officers and market data provided by management and its compensation consultant, Meridian Compensation Partners, LLC

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Compensation Discussion and Analysis
(“Meridian”). The Compensation Committee believes that NEO compensation for 2023 reflects an appropriate allocation of compensation between salary, annual incentive compensation and long-term equity compensation.
The Compensation Committee reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates his performance in light of those goals and objectives and determines and approves his compensation level based on this evaluation.
Role of Executive Officers
Our CEO makes compensation recommendations for the other NEOs to the Compensation Committee. Additionally, management provides financial and compensation data to the Compensation Committee for its review in setting compensation and gives guidance as to how the data impacts performance goals set by the Compensation Committee. This data includes:
•
our financial performance for the current year compared to the preceding year;

•
performance evaluations of the NEOs (other than the CEO) including experience, prior performance and anticipated future performance;

•
industry-wide business conditions; and

•
total compensation provided to the NEOs in previous years.

Role of Compensation Consultant
The scope of Meridian’s work included the following items in connection with 2023 compensation:
•
providing the Compensation Committee with relevant market data;

•
updating the Compensation Committee on related trends and developments; and

•
providing input on compensation decisions for the NEOs as requested by the Compensation Committee.

Meridian is independent and provides no services directly to the Company and no conflicts of interest exist between the Company and Meridian.
RISK ASSESSMENT
The Compensation Committee’s annual review and approval of the Company’s compensation strategy includes a review of compensation-related risk. In this regard, the Compensation Committee annually considers the relationship between the Company’s overall compensation policies and practices for employees, including executive officers, and risk, including whether such policies and practices give rise to risks that would be reasonably likely to have a material adverse effect on the Company. Based on this review in 2023, the Compensation Committee concluded that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company.
MARKET REVIEW AND COMPENSATION PEER GROUP
For 2023 NEO performance, the Compensation Committee compared our executive compensation program with competitive market information regarding salary and incentive awards and programs. The purpose of this analysis is to provide a beginning reference point in evaluating the reasonableness and competitiveness of our executive compensation within the real estate development and operating industry and to ensure that our compensation program is generally comparable to companies of similar size and scope of operations.
Market pay levels are obtained from various sources, including published compensation surveys and information taken from SEC filings of 15 public companies recommended and benchmarked by Meridian and reviewed by the Compensation Committee. The Compensation Committee may also consider compensation paid at private real estate and investment companies and larger real estate companies as additional context but does not benchmark

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Compensation Discussion and Analysis
NEO compensation against them. The following companies constituted the benchmarking peer group analyzed by Meridian and provided to the Compensation Committee for purposes of its review and consideration of the 2023 compensation decisions approved for our NEOs:
Peer Group
• Beazer Homes USA, Inc.	• Federal Realty Investment Trust	• Mid-America Apartment Communities, Inc.
• Camden Property Trust	• Highwoods Properties, Inc.	• Tri Pointe Homes, Inc.
• Douglas Emmett, Inc.	• Hudson Pacific Properties, Inc.	• Regency Centers Corporation
• Brixmor Property Group Inc.	• Kilroy Realty Corporation	• Toll Brothers, Inc.
• Cousins Properties Incorporated	• Meritage Homes Corporation	• UDR, Inc.
The peer group consists of the same companies reviewed in 2022, with the exceptions of: (i) the removal of Duke Realty, which was acquired by Prologis, Inc.; (ii) the removal of Pebblebrook Hotel Trust.; and (iii) the additions of (a) Douglas Emmett, Inc., (b) Highwoods Properties, Inc., and (c) Tri Pointe Homes, Inc.
EMPLOYMENT AGREEMENTS
Each of Messrs. O’Reilly, Cross, Olea and Nikodemus have employment agreements with the Company. These agreements provide for a minimum annual base salary, target annual incentive compensation under plans approved by the Compensation Committee, as well as severance and other benefits. The Compensation Committee approved the terms of the employment agreements based upon (a) its assessment of the terms necessary to retain highly qualified executives, and (b) arm’s-length negotiations with each of these executives. Ms. Smith has served as the Company’s President  –  Columbia Region since August 2023 pursuant to an offer letter agreement for employment. Subject to the terms of their respective agreements, each of the NEOs is employed on an at-will basis. For a description of the material terms of these employment agreements and employment arrangements, see “Executive Compensation  –  Employment Agreements and Arrangements with the NEOs.”
Key Elements of Executive Compensation Program
The following table outlines certain information regarding the key elements of our executive program:
Element	Form	Objectives and Basis
Base Salary	Cash	• Attract and retain highly qualified executives to drive our success
Annual Incentive	Cash	• Drive Company and segment results
Compensation
•
Actual payout determined by the Compensation Committee based on the achievement of specific financial and operational goals and objectives established by the Compensation Committee during the first quarter of each calendar year

Long-Term Equity	Annual Restricted Stock Grants (time-based and performance-based vesting)	• Drive Company performance
Incentive		• Align interests of executives with those of our stockholders
• Retain executives through long-term vesting
• Provide stockholder-aligned wealth accumulation opportunities
Deferred Compensation	401(k)plan, non-qualified deferred compensation plan	• Provide tax-deferred methods for general savings and retirement
We also provide other general benefits and limited perquisites, which are described below.

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Compensation Discussion and Analysis
2023 ANNUAL COMPENSATION MIX
Consistent with the Compensation Committee’s compensation philosophy and objectives, the following sets forth the 2023 compensation decisions that were approved for our NEOs as a result of Company and individual performance achievements, as reflected in the Summary Compensation Table under the header “Executive Compensation” and elsewhere in this Proxy Statement.
	Key Responsibilities
David O’Reilly Chief Executive Officer	Our Chief Executive Officer is responsible for driving the sustainable growth of the Company’s assets and unlocking meaningful long-term value across the Company’s portfolio.
	Key 2023 Performance Achievements

•
Led Company through outstanding 2023, delivering record results across the Company’s MPC and Operating Assets segments.

•
Helped lead planning and execution of previously announced spin-off of Seaport Entertainment, which is expected to drive substantial value for stockholders.

•
Helped further develop strong executive and regional leadership teams, including new leadership at Seaport Entertainment and in our Summerlin and Columbia regions.

	Compensation Decisions
	Base Salary	$750,000*
	Annual Incentive Compensation	$1,725,000
	Long-Term Equity Incentives	$2,321,025
	* Mr. O’Reilly’s base salary was increased to $1,000,000 effective January 1, 2024.
	Key Responsibilities
L. Jay Cross President
	Our President is responsible for overseeing our portfolio of master planned communities and mixed-use developments.
	Key 2023 Performance Achievements

•
Led a number of projects that began construction in 2023, including Riva Row in The Woodlands, Summerlin Whole Foods, and Ulana and The Park in Ward Village.

•
Continued to implement improvements across the entire portfolio and develop a new pipeline of development projects across the entire portfolio despite challenging financial markets.

•
Continued to be integrally involved in a number of key new hires across the Company.

	Compensation Decisions
	Base Salary	$750,000
	Annual Incentive Compensation	$2,242,500
	Long-Term Equity Incentives	$1,856,755

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Compensation Discussion and Analysis
	Key Responsibilities
Carlos Olea Chief Financial Officer

Our Chief Financial Officer is responsible for overseeing the Company’s investment, accounting and financial strategy, and working with the executive team to unlock meaningful long-term value across the Company’s portfolio.

	Key 2023 Performance Achievements

•
Key involvement in critical Company areas, including capital markets, cash flow, liquidity and other financial matters.

•
Integrally involved with the execution of the Company’s planned spin-off of Seaport Entertainment.

•
Led team that achieved significant improvements to modernize and streamline financial applications and achieve significant improvements and efficiencies in accounting, financial reporting, and control functions.

•
Oversaw capital markets strategy and financing efforts through which the Company closed on $659 million of financings in 2023, including $498 million of construction loans for six new development projects and $161 million of refinancings.

	Compensation Decisions
	Base Salary	$500,000*
	Annual Incentive Compensation	$900,000
	Long-Term Equity Incentives	$979,935
	* Mr. Olea’s base salary was increased to $550,000 effective January 1, 2024.
	Key Responsibilities
Anton Nikodemus Chief Executive Officer Seaport Entertainment

Mr. Nikodemus is responsible for overseeing Seaport Entertainment, which consists of (1) the Seaport District, including Pier 17, the Tin Building and 250 Water Street, (2) the Las Vegas Aviators, (3) our 25% interest in Jean-Georges Restaurants, and (4) our 80% interest in the air rights above the Fashion Show Mall (the “Fashion Show Air Rights”).

	Joined December 29, 2023

•
Successful transition into his new role as CEO of Seaport Entertainment.

•
Helping to lead previously announced plan to spin-off Seaport Entertainment, consisting of the Company’s interests in the Seaport, the Las Vegas Aviators, Jean-Georges Restaurants, and the Fashion Show Air Rights.

	Compensation Decisions*
	Base Salary	$1,250,000
	Annual Incentive Compensation	$1,250,000
	Long-Term Equity Incentives	$2,400,020
	* Mr. Nikodemus joined the Company on December 29, 2023. Pursuant to his employment agreement, Mr. Nikodemus received an additional $1,000,000 cash bonus in February 2024.

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Compensation Discussion and Analysis
	Key Responsibilities
Kristi Smith President, Columbia Region
	Our President, Columbia Region is primarily responsible for leading the continued growth and revitalization of Downtown Columbia.
	Joined August 28, 2023.
	• Successful transition into her new role as President, Columbia Region. • Leading efforts to implement improvements to Columbia development, approval and leasing processes.
	Compensation Decisions
	Base Salary	$475,000*
	Annual Incentive Compensation**	$427,500
	Long-Term Equity Incentives	$940,248
	* Ms. Smith’s base salary was increased to $500,000 effective January 1, 2024.
	** Ms. Smith does not participate in the other NEOs’ annual incentive compensation program. For more information, see “2023 Annual Compensation – Annual Incentive Compensation.”
BASE SALARY
The Compensation Committee determines the annual base salary for each NEO. Any increases in base salary are expected to be determined on the basis of scope of responsibilities, level of experience and sustained performance with the Company, as well as internal and market comparisons. In setting base salaries for the NEOs, the Compensation Committee seeks to provide a reasonable level of fixed compensation that is competitive with base salaries for comparable positions at similar companies. The base salaries of our NEOs as of December 31, 2022 and 2023 (or, in the case of Mr. Riley, as of his last date of employment with the Company) were as follows:
Name	Title	2022 Base Salary ($)	2023 Base Salary ($)	Base Salary Change
David O’Reilly	Chief Executive Officer	750,000	750,000	No Change
L. Jay Cross	President	750,000	750,000	No Change
Carlos A. Olea	Chief Financial Officer	500,000	500,000	No Change
Anton Nikodemus	CEO, Seaport Entertainment	–	1,250,000	New in 2023
Kristi Smith	President, Columbia Region	–	475,000	New in 2023
Peter F. Riley	Former General Counsel & Secretary	577,500	577,500	No Change
ANNUAL INCENTIVE COMPENSATION
The Compensation Committee believes that annual incentive compensation is a key element of the total compensation for our NEOs. The Compensation Committee also believes that placing a significant portion of executive compensation at risk each year, subject to the results of established performance measures and objectives, appropriately motivates the NEOs to achieve the Company’s financial and operational objectives, thereby enhancing stockholder value.
The employment agreements with each of our NEOs provide that each officer is eligible to receive an annual incentive award. The target amount of each annual incentive award is set forth in the NEO’s employment agreement or letter agreement, as applicable. The annual incentive compensation opportunity for each of the NEOs under their current respective employment agreements with the Company is set forth below, other than: (i) Mr. Riley, who served for only part of 2023 and whose service as General Counsel of the Company was terminated effective as of March 31, 2023; and (ii) Ms. Smith, who does not have an employment agreement with the Company and instead participates in the Company’s general annual incentive plan.

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Compensation Discussion and Analysis
David O’Reilly
•
Prior to January 1, 2024, target annual bonus of $1,500,000 (ranging as applicable from a threshold value of 80% of target to a maximum value of 120% of target).

•
Effective as of January 1, 2024, target annual bonus of $1,750,000 (ranging as applicable from a threshold value of 80% of target to a maximum value of 120% of target).

L. Jay Cross
•
Target annual bonus of $1,950,000 (ranging as applicable from a threshold value of 80% of target to a maximum value of 120% of target).

Carlos A. Olea
•
Prior to January 1, 2024, target annual bonus of $750,000 (ranging as applicable from a threshold value of 80% of target to a maximum value of 120% of target).

•
Effective as of January 1, 2024, target annual bonus of $825,000 (ranging as applicable from a threshold value of 80% of target to a maximum value of 120% of target).

Anton Nikodemus
•
Target annual bonus of $1,250,000 (ranging as applicable from a threshold value of 50% of target to a maximum value of 150% of target).

David O’Reilly; L. Jay Cross; and Carlos Olea – 2023 Annual Incentive
The metrics approved under our 2023 annual incentive program applicable to Messrs. O’Reilly, and Cross were directly linked to our operating performance, with 75% of the annual incentive earned based on achievement of the goals described in the table below, and the remaining 25% based on individual performance as evaluated by the Compensation Committee. For 2023, the Compensation Committee approved the following financial metrics and strategic goals with respect to the 75% objective portion under our annual incentive program for Messrs. O’Reilly, Cross, and Olea:
Financial Metric thousands	Target	Actual	Percentage Achieved
Operating Assets NOI(1)(2)	$223,217	$233,640	105%
MPC Earnings Before Taxes (MPC EBT)(1)	$199,087	$341,419	171%
Condominium Profit(1)	$14,691	$8,416	57%
Financial Metric	Target	Actual	Favorable/ (Unfavorable)
Achieve Budgeted Corporate Cash G&A(1)(2)	$81,527	$75,738	8%
Financial Metric
Bring the Tin Building by Jean-Georges NOI to breakeven by year-end

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Compensation Discussion and Analysis
Strategic Goals	Actual	Percentage Achieved
Deliver strategic development on-time and on-budget	Delivered two new development projects in 2023, including Tanager Echo at Summerlin and completion of Wingspan in Bridgeland.	100%
Continued improvement of sustainability and social metrics	Created carbon reduction target and roadmap that were externally reviewed and verified by a third party; exceeded GRESB goals; received Energy Star labels for 20 of our assets; continued development of diversity recruiting and contracting efforts across our regions.	110%

(1)
Annex A includes (i) our Segment Operating Results as reported in our Form 10-K for fiscal 2023; (ii) a reconciliation of Operating Assets segment EBT to Operating Assets NOI as reported in our Form 10-K for fiscal 2023, which differs from these compensation financial measures and is reconciled on Annex A; (iii) Condominium Profit; and (iv) Corporate Cash G&A.

(2)
Annex B includes a reconciliation of Corporate Cash G&A used to measure performance compensation to the Cash G&A reported in our Fourth Quarter 2023 Supplemental Information.

The Compensation Committee chose these measures because it believes that they motivate our NEOs to drive Company growth and to execute our business plan.
With respect to performance for fiscal 2023, the Compensation Committee considered that MPC EBT performance was exceptional, achieving approximately 172% of the goal for 2023, and that the Operating Assets NOI goal was achieved as well. With respect to budgeted corporate cash G&A, the result was also excellent, and reflected management’s continued successful efforts to monitor costs across the Company. The Compensation Committee noted that the Tin Building by Jean-Georges NOI was well below the target goal, which it expected would be difficult to achieve, though it further noted that significant progress had been made throughout the year, including improvements to operating efficiencies and the expansion of operations to seven days per week, notwithstanding that the Tin Building had only recently opened to the public in the spring of 2022, and the Compensation Committee further considered that the Company had made the strategic decision to spinoff Seaport Entertainment during the year and that significant progress had been made to execute the spinoff. The Compensation Committee also considered that, with respect to condominium profit, the $(6.3) million shortfall was primarily due to a reduction of prices on remaining units at the Company’s ‘A’ali’i and Kō’ula towers in Ward Village, and that both towers still achieved their respective overall gross margin targets.
Therefore, the Compensation Committee believed it was appropriate to award: (i) Mr. O’Reilly an annual incentive award equal to 115% of his target bonus opportunity; (ii) Mr. Cross an annual incentive award equal to 115% of his target bonus opportunity; and (iii) Mr. Olea an annual incentive award equal to 120% of his target bonus opportunity. Accordingly, for fiscal 2023 performance: Mr. O’Reilly received an annual cash bonus of $1,725,000; Mr. Cross received an annual cash bonus of $2,242,500; and Mr. Olea received an annual cash bonus of $900,000.
Anton Nikodemus and Kristi Smith – 2023 Annual Incentive
Because Mr. Nikodemus commenced employment with us on December 29, 2023, he did not receive an annual incentive award for performance in 2023. Under his employment agreement, Mr. Nikodemus received a cash bonus of $1,000,000 in February 2024.
Ms. Smith does not participate in the same annual cash bonus program as described above. Instead, Ms. Smith participates in the Company’s general annual incentive plan in which all corporate employees (other than the other NEOs) are eligible. Annual cash bonuses under that general program are recommended by the CEO based on evaluation of objective and subjective measures and approved by the Compensation Committee. For performance in

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Compensation Discussion and Analysis
fiscal 2023, Ms. Smith was awarded: (i) a cash bonus in her target amount of $427,500, for her fiscal 2023 performance; and (ii) an initial signing bonus in the amount of $55,000. These amounts are reflected in the “Bonus” column of the “Summary Compensation Table” below.
LONG-TERM EQUITY INCENTIVES
Our long-term equity incentive program is designed to attract, retain and motivate officers, employees, non-employee directors and consultants of the Company and its subsidiaries, as well as promote the success of the Company’s business by providing participants with appropriate incentives. The table below provides a breakdown of restricted stock awards granted to Messrs. O’Reilly, Cross, Olea, and Nikodemus and Ms. Smith in 2023. The table below includes restricted stock awards granted to (a) Mr. Riley prior to his termination, and (b) Mr. Nikodemus and Ms. Smith in connection with their respective hirings.
Name of Executive Officer	Performance- Based Shares (#)	Time- Based Shares (#)	Total (#)
David O’Reilly (Annual Grant)	15,012	12,764	27,776
L. Jay Cross (Annual Grant)	12,009	10,211	22,220
Carlos Olea (Annual Grant)	6,338	5,389	11,727
Peter Riley (Annual Grant)	5,337	4,538	9,875
Anton Nikodemus (Initial Grant)	–	28,045	28,045
Kristi Smith (Initial Grant)	–	12,101	12,101
Restricted Stock Grants
The Company believes that restricted stock grants provide a long-term equity opportunity that is competitive in the real estate industry and serves as a retention tool. The grants are evenly divided between performance and time vesting shares. Beginning in March 2023, 50% of the restricted stock awards granted to each NEO under our general annual equity award program are performance-based and eligible to cliff-vest after three years upon the achievement of net asset value growth metrics. The Company believes that the performance targets set for our NEOs are challenging and appropriate. The Company also believes that the long-term vesting component of the restricted stock aligns management’s interest with the long-term performance of the Company.
The amount of restricted stock granted in early 2023 to Messrs. O’Reilly, Cross and Olea was based on numerous factors, including the Compensation Committee’s evaluation of our prior-year performance and the individuals’ respective contributions to their primary areas of oversight. Based on our fiscal 2022 performance and the Compensation Committee’s overall evaluation of the individual 2022 performance of each eligible NEO, the Compensation Committee determined that each of Mr. O’Reilly, Mr. Cross and Mr. Olea should receive an annual long-term equity incentive in an amount equal to the target amount set forth in his respective employment agreement.
The performance-based shares are eligible to cliff-vest as shown in the table below on December 31, 2025. Vesting is based on the Company’s adjusted net asset value growth (“NAV”) over a three-year term. The Company’s adjusted NAV of $100.00 as of December 31, 2022, as determined by an independent third party consultant and approved by the Compensation Committee, will be used as the beginning amount for calculating NAV growth. The ending price for calculating NAV growth will be the adjusted NAV of the Company as of December 31, 2025, as determined by an independent third party consultant and approved by the Compensation Committee.
For each award of performance-based shares to Messrs. O’Reilly, Cross, and Olea in early 2023, a vesting percentage target shall be deemed satisfied if the average annual adjusted NAV/share growth rate over the measurement period is equal to or higher than the applicable threshold, in accordance with the vesting schedule below:

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Compensation Discussion and Analysis
Target Average Annual Adjusted NAV/Share Growth Rate	End Date Adj. NAV/Share	Vesting %
0.00% to 5.99%	$117.99 or below	0%
6.00% to 8.99%	$118.00	100%
9.00% to 11.99%	$127.00	150%
12.00% and above	$136.00	200%
The time-based shares granted to Messrs. O’Reilly, Cross, and Olea in early 2023 vest ratably over a three-year period. The first one-third (1/3) tranche of each time-based award vested on February 2, 2024 (the first anniversary of the date of the grant), and the remaining one-third (1/3) tranches vest on December 31, 2024 and December 31, 2025 (in each case, generally subject to continued employment on the applicable vesting date).
The time-based shares granted to Ms. Smith on August 28, 2023 vest in two installments: 55% vested on January 31, 2024 and the remaining 45% will vest on January 31, 2025.
The time-based shares granted to Mr. Nikodemus on December 29, 2023 vest ratably over a three-year period. The first one-third (1/3) will vest on December 29, 2024 (the first anniversary of the date of the grant) and the remaining one-third (1/3) tranches vest on December 29, 2025 and December 26, 2026.
OTHER COMPONENTS OF COMPENSATION
Deferred Compensation Plan
The Company provides a deferred compensation plan to the NEOs and other highly compensated employees to provide tax-deferred methods for general savings and retirement. Although the Company has the flexibility to make discretionary contributions to the deferred compensation plan, it has not made any such contributions.
Employee Benefits
The Company provides health, life, and other insurance benefits to its NEOs on the same basis as its other full-time employees. The Company does not provide its executives and other employees with defined benefit pension benefits, supplemental retirement benefits, or post-retirement welfare benefits.
Severance Benefits
We provide certain severance benefits to our NEOs under their respective employment agreements, and, for Ms. Smith, her offer letter and under The Howard Hughes Management Co. LLC Separation Benefits Plan (as amended and restated, the “Separation Benefits Plan”). For additional information regarding the employment agreements and arrangements with the Company’s NEOs, see “Executive Compensation  –  Employment Agreements and Arrangements with the NEOs” and “Potential Payments Upon Termination or Change in Control.”
The Compensation Committee believes that these benefits are necessary and appropriate to attract and retain qualified NEOs given that these benefits are generally made available by other companies and that the change in control benefits help to ensure that the NEOs are able, as a practical matter, to evaluate any potential change in control transaction objectively and to appropriately encourage NEOs to remain employed by the Company in the event a change in control becomes a real possibility.
No Excise Tax “Gross-Up” Payments
The Company does not provide, and no NEO is entitled to receive, any excise tax “gross-up” payments under our employment agreements.
Executive Compensation Recoupment Policy
The Board previously adopted a policy regarding recovery of incentive awards for fiscal years for which financial results are later restated. Under this policy, in the event of a material restatement of the Company’s financial results

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Compensation Discussion and Analysis
due to misconduct, the Compensation Committee will review the facts and circumstances and take the actions it considers appropriate with respect to any executive officer whose fraud or willful misconduct contributed to the need for such restatement. Such actions may include, without limitation, (a) seeking reimbursement of any bonus paid to such officer exceeding the amount that, in the judgment of the Compensation Committee, would have been paid had the financial results been properly reported, and (b) seeking to recover profits received by such officer during the 12 months after the restated period under any equity compensation awards.
In accordance with applicable stock exchange listing requirements, the Board recently updated and enhanced our policy to require recoupment of incentive-based compensation received by current or former executive officers in the event that our financial results are later misstated due to material noncompliance with financial reporting requirements, irrespective of any misconduct by, or failure of oversight on the part of, the executive. All determinations made by the Compensation Committee with respect to this policy shall be final and binding on all interested parties.
Deductibility of Compensation/Accounting Considerations
Section 162(m) of the Internal Revenue Code (the “IRC”) places a limit of $1.0 million on the amount of compensation a public company may deduct for federal income tax purposes in any one year paid to certain covered employees, which generally refers to the chief executive officer, chief financial officer and the three next most highly compensated executive officers, as well as any individual who is (or was) a covered employee for any taxable year beginning after December 31, 2016.
The deductibility of compensation is only one factor that the Compensation Committee considers when establishing executive compensation. Because the Compensation Committee believes that it needs to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and to appropriately retain and incentivize our executive officers, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) and has not adopted a policy requiring that all compensation be deductible.
Likewise, while accounting treatment is another factor that the Compensation Committee considers when establishing executive compensation, the Compensation Committee will not limit executive compensation to that which is treated in any particular way for financial accounting purposes because the Compensation Committee believes that it needs to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and to appropriately retain and incentivize our executive officers.
Stock Ownership Guidelines
The Company has adopted stock ownership requirements for our CEO, President, CFO and General Counsel & Secretary to encourage such executives to hold a meaningful stake in the Company and thereby demonstrate the alignment of their interests with those of the stockholders. The Company uses the following methodology for the purpose of determining the level of stock ownership: (1) vested and unvested time-based restricted stock is valued at its current fair market price; (2) unvested performance-based restricted stock is valued at the current fair market price of the threshold vesting level; and (3) stock options granted by the Company are not valued (whether currently exercisable or in the money/out-of-the-money). The requirements also provide that until an executive has met the required level of ownership, such executive is required to retain the after-tax value of common shares received on the exercise of options or warrants and the lapsing of restrictions on common restricted shares. In addition, the Company allows a five-year grace period to reach the ownership requirement with respect to any promotions or newly hired executives. As of March 27, 2024, our NEOs who are subject to the policy are within the grace period for doing so and therefore in compliance with our policy. The requirements are expressed as a multiple of base salary as follows:
Position	Multiple of Base Salary
• Chief Executive Officer	• 5x
• President	• 5x
• Chief Financial Officer	• 3x
• General Counsel & Secretary	• 2x

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Compensation Discussion and Analysis
Hedging/Pledging Policy
The Company’s insider trading policy includes a prohibition on hedging or pledging our securities. Executive officers are not permitted to be a party to hedging transactions to ensure their objectives and risk remain aligned with those of our stockholders. In addition, executive officers may not pledge as collateral any securities of the Company. By virtue of his position as CEO of Pershing Square Capital Management, L.P., Mr. Ackman may be deemed to be the beneficial owner of securities held by Pershing Square, its affiliates and the Pershing Square Funds. Mr. Ackman is exempt from prohibitions on hedging or pledging in the policy solely in connection with any hedging or swap transactions based on derivatives of Company Securities entered into by Pershing Square, its affiliates and the Pershing Square Funds.

62 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Compensation Committee Report on
Executive Compensation
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
R. Scot Sellers, Chair
William Ackman
Mary Ann Tighe
Adam Flatto

Proxy Statement for the 2024 Annual Meeting of Stockholders / 63

Executive Compensation
The following tables, narrative and footnotes discuss the compensation of our NEOs. The following tables and related information should be read together with the disclosure regarding the executive compensation program presented under the caption “Compensation Discussion and Analysis” above.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
David O’Reilly Chief Executive Officer	2023	750,000	—	2,321,025	—	1,725,000	170,971	4,966,996
	2022	750,000	—	—	—	1,800,000	15,250	2,565,250
	2021	750,000	—	1,286,662	—	1,800,000	14,500	3,851,162
L. Jay Cross President	2023	750,000	—	1,856,755	—	2,242,500	319,684	5,168,939
	2022	750,000	—	—	—	2,340,000	15,250	3,105,250
	2021	750,000	—	—	—	2,340,000	14,500	3,104,500
Carlos A. Olea Chief Financial Officer	2023	500,000	—	979,935	—	900,000	35,781	2,415,716
	2022	495,019	—	313,309	—	900,000	15,250	1,723,578
	2021	—	—	—	—	—	—	—
Peter Riley Former General Counsel & Secretary	2023	447,664	—	825,178	—	—	1,854,289	3,127,130
	2022	554,231	—	795,710	—	992,712	15,250	2,357,903
	2021	550,000	—	686,230	—	1,120,000	14,500	2,370,730
Anton Nikodemus CEO, Seaport Entertainment	2023	4,808	—	2,400,020	—	—	—	2,404,828
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
Kristi Smith President, Columbia Region	2023	164,423	482,500	940,248	—	—	1,423	1,588,594
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—

(1)
The amount reported in the “Bonus” column consists of (1) the initial signing bonus that was awarded to Ms. Smith under her employment offer letter; and (2) the cash bonus paid to Ms. Smith, in her target amount of $427,500, for her fiscal 2023 performance. Please see above under “– Anton Nikodemus and Kristi Smith – 2023 Annual Incentive” for further information.

(2)
The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of stock awards in the form of restricted stock (time-based vesting and performance-based vesting) granted in the years shown, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC Topic 718”). Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. If the maximum level of performance of 200% of target number of shares granted was achieved with respect to the performance-based restricted stock granted in 2023 to Messrs. O’Reilly, Cross, Olea, and Riley, the grant date values would be, respectively, $2,392,012, $1,913,514, $1,009,897, and $799,959. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, for further information regarding equity awards, including the assumptions made in determining these values. Additional information on all outstanding stock awards is reflected in the 2023 Outstanding Equity Awards at Fiscal Year-End table below.

(3)
The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts paid to certain of the NEOs under our annual incentive compensation plan for performance in the listed fiscal year. For additional information on annual incentive compensation, see “Compensation Discussion and Analysis – Annual Incentive Compensation.”

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Executive Compensation
(4)
For Mr. O’Reilly, the amounts reported in the “All Other Compensation” column for 2023 consists of (i) (a) $39,221 contributed by the Company to the Company’s executive long term disability plan and (b) $24,310 tax gross-up payment by the Company for the same; (ii) $60,401 for personal use of Company-leased aircraft; (iii) $833 for student loan reimbursement payments; (iv) $16,500 contributed by the Company to the Company’s 401(k) plan; (v) $861 for benefits received under the Company’s employee recognition program; (vi) $23,846 for country club fees paid by the Company; and (vii) $5,000 for charitable matching contributions. For Mr. Cross, the amounts reported in the “All Other Compensation” column for 2023 consists of (i) (a) $64,233 contributed by the Company to the Company’s executive long term disability plan and (b) $38,957 tax gross-up payment by the Company for the same; (ii) $199,917 for personal use of Company-leased aircraft; (iii) $1,000 for charitable matching contributions; (iv) $15,577 contributed by the Company to the Company’s 401(k) plan. For Mr. Olea, the amounts reported in the “All Other Compensation” column for 2023 consists of (i) (a) $10,777 contributed by the Company to the Company’s executive long term disability plan and (b) $7,735 tax gross-up payment by the Company for the same; (ii) $4,000 for charitable matching contributions; and (iii) $13,269 contributed by the Company to the Company’s 401(k) plan. For Kristi Smith, the amounts reported in the “All Other Compensation” column for 2023 consist of (a) $844 contributed by the Company to the Company’s executive long term disability plan and a (b) $579 tax gross-up payment by the Company for the same. For Mr. Riley, the 2023 amount reported in the “All Other Compensation” column consists of (i) (a) $16,900 contributed by the Company to the Company’s executive long term disability plan and a (b) $15,399 tax gross-up payment by the Company for the same; (ii) $87,458 paid to Mr. Riley for accrued paid time off upon his termination; (iii) a $300,000 relocation benefit paid in lieu of the Company’s obligation to purchase Mr. Riley’s residence in connection with his termination; (iv) the $1,417,500 severance to which he was entitled in connection with his termination of employment pursuant to the Separation Agreement between Mr. Riley and the Company; (v) a $5,149 payment for miscellaneous travel benefits; and (vi) $11,883 contributed by the Company to the Company’s 401(k) plan. For additional information on the Separation Agreement between Mr. Riley and the Company, see “Executive Compensation – Peter Riley (Former General Counsel).” The amounts for personal use of Company-leased aircraft consists of payments made to the applicable airplane charter company for flights to the extent attributable to such personal use.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 65

Executive Compensation
2023 GRANTS OF PLAN-BASED AWARDS
The following table provides information regarding the plan-based awards granted to the NEOs in 2023.
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards and Option Awards ($)(5)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David O’Reilly
	AICA	—	1,200,000	1,500,000	1,800,000	—	—	—	—	—
	PBRS	03/23/2023	—	—	—	0	15,012	30,024	—	1,196,006
	TBRS	02/02/2023	—	—	—	—	—	—	12,764	1,125,019
L. Jay Cross
	AICA	—	1,560,000	1,950,000	2,340,000	—	—	—	—	—
	PBRS	03/23/2023	—	—	—	0	12,009	24,018	—	956,757
	TBRS	02/02/2023	—	—	—	—	—	—	10,211	899,998
Carlos A. Olea
	AICA	—	600,000	750,000	900,000	—	—	—	—	—
	PBRS	03/23/2023	—	—	—	0	6.338	12,676	—	504,948
	TBRS	02/02/2023	—	—	—	—	—	—	5,389	474,986
Peter F. Riley
	AICA	—	—	—	—	—	—	—	—	—
	PBRS	03/23/2023	—	—	—	0	5,337	10,674	—	425,199
	TBRS	02/02/2023	—	—	—	—	—	—	4,538	399,979
Anton Nikodemus
	AICA	—	—	—	—	—	—	—	—	—
	PBRS	—	—	—	—	—	—	—	—	—
	TBRS	12/29/2023	—	—	—	—	—	—	28,054	2,240,020
Kristi Smith
	AICA	—	—	475,000	—	—	—	—	—	—
	PBRS	—	—	—	—	—	—	—	—	—
	TBRS	08/28/2023	—	—	—	—	—	—	12,101	940,248

(1)
Type of Award:

AICA
Annual Incentive Compensation (Cash) Award

PBRS
Performance-Based Restricted Stock Award

TBRS
Time-Based Restricted Stock Award

(2)
These columns represent the annual incentive compensation awards that could have been earned by the NEOs based on performance for the 2023 fiscal year. The amounts shown reflect the awards that as applicable were possible at their respective threshold, target and maximum levels of performance. The annual incentive award amounts actually paid to each NEO are reported in the “Non-Equity Incentive Plan Compensation” column (or, for Ms. Smith, the “Bonus” column) of the Summary Compensation Table. For more information regarding the annual incentive compensation program, see “Compensation Discussion and Analysis – Annual Incentive Compensation.”

(3)
The awards represent the performance-based restricted stock awards granted in 2023 that may vest based on the Company’s NAV growth over a three-year period. The vesting schedule for each award has a specified threshold performance level such that performance below threshold results in no shares vesting. If at least the threshold performance goal is attained, the number of shares that will vest ranges from 0% to 200% of the target number of shares granted. For additional information regarding the vesting of the performance-based restricted stock, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.”

(4)
The awards represent the time-based restricted stock awards granted in 2023, which vest in equal annual installments over a three-year period. For additional information regarding the vesting of the time-based restricted stock, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.”

(5)
Represents the grant date fair value determined pursuant to ASC Topic 718.

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Executive Compensation
EMPLOYMENT AGREEMENTS AND ARRANGEMENTS WITH THE NEOS
David O’Reilly
On December 1, 2020, the Company entered into a Second Amended and Restated Employment Agreement with Mr. O’Reilly to serve as the Company’s Chief Executive Officer (as amended, “Mr. O’Reilly’s Employment Agreement”). Mr. O’Reilly’s Employment Agreement has an initial term of five years, expiring on November 30, 2025, subject to earlier termination events described below. Upon the expiration of the initial term of five years, Mr. O’Reilly’s Employment Agreement will automatically renew for additional one-year periods, unless either party provides the other party with at least 60 days’ prior written notice that it does not wish to automatically renew the term.
Under Mr. O’Reilly’s Employment Agreement, prior to January 1, 2024, Mr. O’Reilly was entitled to an annual base salary of $750,000 and, subject to achievement of certain performance goals that will be established annually by the Compensation Committee, eligible to earn an annual cash bonus with a target amount of $1,500,000. Effective January 1, 2024, Mr. O’Reilly’s base salary was increased to $1,000,000, and (subject to achievement of performance goals established by the Compensation Committee) Mr. O’Reilly will be eligible to earn an annual cash bonus with a target amount of $1,750,000. (If the Compensation Committee sets a minimum overall goal under the annual incentive program with respect to any performance year, and that minimum overall goal is achieved, the bonus payable would range from a threshold value of 80% of target to a maximum value of 120% of target.) In addition, Mr. O’Reilly’s Employment Agreement provides that he will be awarded an annual equity award (an “Annual LTIP Award”) based upon the Compensation Committee’s evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time. The Annual LTIP Award is a long-term equity or equity-based incentive award with an aggregate targeted grant value (with respect to the portion of the Annual LTIP Award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%, and without taking into account the probability of the award vesting at that level on the date of grant) on the date of grant equal to $2,250,000, with the number of shares of the Company’s common stock subject to such annual equity award determined by dividing the aggregate grant value by the closing price per share of the common stock on the date of grant. Effective January 1, 2024, the aggregate targeted grant value of Mr. O’Reilly’s Annual LTIP Award was increased to $4,000,000. Fifty percent (50%) of each Annual LTIP Award granted to Mr. O’Reilly provide for pro -rata vesting over three years (or five years in the case of awards granted in fiscal 2021) (an “O’Reilly Time Vesting LTIP Award”) and the other fifty percent (50%) of such award provide for performance-based vesting (an “O’Reilly Performance Vesting LTIP Award”), and in each case are subject to the terms and conditions of our then-current equity incentive plan and the applicable award agreement. All Annual LTIP Awards are subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and any applicable award agreements thereunder.
INITIAL O’REILLY LTIP AWARD
In connection with entering into Mr. O’Reilly’s Employment Agreement, on November 30, 2020, the Company awarded Mr. O’Reilly an initial long-term equity incentive award (the “Initial O’Reilly LTIP Award”) with an aggregate targeted grant value of $2,250,000 (based on the closing price of the Company’s common stock on November 30, 2020), consisting of: (i) 11,601 shares of restricted stock, with time-based pro-rata vesting over five years; (ii) 11,601 shares of restricted stock, with performance-based, five-year cliff vesting if certain performance metrics are met; and (iii) options to purchase 17,965 shares of our common stock, at a strike price of $72.73 per share, that become exercisable with respect to 100% of the shares on the fifth anniversary of the grant. The Initial O’Reilly LTIP Award is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and the applicable award agreements issued thereunder. For purposes of the accelerated vesting described below, the Initial O’Reilly LTIP Award is treated as an O’Reilly Time Vesting LTIP Award or O’Reilly Performance Vesting LTIP Award, as the case may be.

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Executive Compensation
SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
Pursuant to Mr. O’Reilly’s Employment Agreement, in the event that Mr. O’Reilly terminates his employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Mr. O’Reilly, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to the sum of Mr. O’Reilly’s annual base salary and target annual cash bonus; and

(3)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully vest and all outstanding O’Reilly Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Non-Renewal of Employment Agreement
Pursuant to Mr. O’Reilly’s Employment Agreement, in the event that Mr. O’Reilly’s employment terminates due to the Company’s non-renewal of Mr. O’Reilly’s Employment Agreement after the expiration of the initial five-year term or any subsequent one-year renewal period, the Company will pay and provide Mr. O’Reilly, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed; and

(2)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully vest and all outstanding O’Reilly Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Death or Disability
Pursuant to Mr. O’Reilly’s Employment Agreement, in the event that Mr. O’Reilly’s employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. O’Reilly (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. O’Reilly was employed; and

(2)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully vest and all outstanding O’Reilly Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Change in Control Termination
Pursuant to Mr. O’Reilly’s Employment Agreement, in the event that Mr. O’Reilly terminates his employment for “good reason” or is terminated by the Company without “cause,” in either case, in connection with, or within 12 months following, a change in control, the Company will pay and provide Mr. O’Reilly, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times the sum of Mr. O’Reilly’s annual base salary and the target annual cash bonus; and

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Executive Compensation
(3)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully and immediately vest and all outstanding O’Reilly Performance Vesting LTIP Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. O’Reilly executing and not revoking a release of claims in favor of the Company.
Under Mr. O’Reilly’s Employment Agreement, he also is subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation, and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. O’Reilly’s employment and for the 12-month period following his termination for any reason.
L. Jay Cross
On December 1, 2020, the Company entered into an Employment Agreement with Mr. Cross to serve as the Company’s President (“Mr. Cross’s Employment Agreement”). Mr. Cross’s Employment Agreement has an initial term of five years, expiring on November 30, 2025, subject to earlier termination events described below. Upon the expiration of the initial term of five years, his employment agreement will automatically renew for additional one-year periods, unless either party provides the other party with at least 60 days’ prior written notice that it does not wish to automatically renew the term.
Under Mr. Cross’s Employment Agreement, Mr. Cross is entitled to an annual base salary of $750,000 and, subject to achievement of certain performance goals that will be established annually by the Compensation Committee, eligible to earn an annual cash bonus with a target amount of $1,950,000. (If the Compensation Committee sets a minimum overall goal under the annual incentive program with respect to any performance year, and that minimum overall goal is achieved, the bonus payable would range from a threshold value of 80% of target to a maximum value of 120% of target.) In addition, Mr. Cross’s Employment Agreement provides that he will be eligible for an Annual LTIP Award based upon the Compensation Committee’s evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time. The Annual LTIP Award is a long-term equity or equity-based incentive award with an aggregate targeted grant value (with respect to the portion of the Annual LTIP Award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%, and without taking into account the probability of the award vesting at that level on the date of grant) on the date of grant equal to $1,800,000, with the number of shares of the Company’s common stock subject to such annual equity award determined by dividing the aggregate grant value by the closing price per share of the common stock on the date of grant. Fifty percent (50%) of each Annual LTIP Award granted to Mr. Cross provide for pro-rata vesting over three years (the “Cross Time Vesting LTIP Awards”) and the other fifty percent (50%) of such award provide for performance-based vesting (the “Cross Performance Vesting LTIP Awards”), and in each case are subject to the terms and conditions of our then-current equity incentive plan and the applicable award agreement. All Annual LTIP Awards are subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and any applicable award agreements thereunder. Effective January 1, 2024, the aggregate targeted grant value of Mr. Cross’s Annual LTIP Award was increased to $2,300,000.
INITIAL CROSS LTIP AWARD
In connection with entering into Mr. Cross’s Employment Agreement, on December 1, 2020, the Company awarded Mr. Cross an initial long-term equity incentive award (the “Initial Cross LTIP Award”) with an aggregate targeted grant value of $1,800,000 (based on the closing price of the Company’s common stock on November 30, 2020), consisting of: (i) 9,280 shares of restricted stock, with time-based pro-rata vesting over five years; (ii) 9,280 shares of restricted stock, with performance-based, five-year cliff vesting if certain performance metrics are met; and (iii) options to purchase 14,372 shares, at a strike price of $74.76 per share, that become exercisable with respect to 100% of the shares on the fifth anniversary of the grant. The Initial Cross LTIP Award is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and the applicable award agreements issued thereunder. For purposes of the accelerated vesting described below, the Initial Cross LTIP Award is treated as a Cross Time Vesting LTIP Award or Cross Performance Vesting LTIP Award, as the case may be.

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Executive Compensation
SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
Pursuant to Mr. Cross’s Employment Agreement, in the event that Mr. Cross terminates his employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Mr. Cross, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to the sum of Mr. Cross’s annual base salary and target annual cash bonus; and

(3)
all outstanding and unvested Cross Time Vesting LTIP Awards, if any, will fully vest and all outstanding Cross Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Non-Renewal of Employment Agreement
Pursuant to Mr. Cross’s Employment Agreement, in the event that Mr. Cross’s employment terminates due to the Company’s non-renewal of his employment agreement after the expiration of the initial five-year term or any subsequent one-year renewal period, the Company will pay and provide Mr. Cross, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed; and

(2)
all outstanding and unvested Cross Time Vesting LTIP Awards, if any, will fully vest and all outstanding Cross Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Death or Disability
Pursuant to Mr. Cross’s Employment Agreement, in the event that Mr. Cross’s employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. Cross (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. Cross was employed; and

(2)
all outstanding Cross Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics (and, pursuant to applicable award agreement terms, all Cross Time Vesting LTIP Awards granted in 2023 or later will fully vest).

Change in Control Termination
Pursuant to Mr. Cross’s Employment Agreement, in the event that Mr. Cross terminates his employment for “good reason” or is terminated by the Company without “cause,” in either case, in connection with, or within 12 months following, a change in control of, the Company will pay and provide Mr. Cross, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times the sum of Mr. Cross’s annual base salary and the target annual cash bonus; and

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Executive Compensation
(3)
all outstanding and unvested Cross Time Vesting LTIP Awards, if any, will fully and immediately vest and all outstanding Cross Performance Vesting LTIP Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Cross executing and not revoking a release of claims in favor of the Company.
Under Mr. Cross’s Employment Agreement, Mr. Cross is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Cross’s employment and for the 12-month period following his termination for any reason.
Carlos A. Olea
In connection with Mr. Olea’s appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Olea, effective January 12, 2022 (“Mr. Olea’s Employment Agreement”). The initial term of Mr. Olea’s Employment Agreement expires on December 31, 2026, unless earlier terminated. Thereafter, the term shall renew automatically for additional periods of one year, unless either party provides notice of non-renewal at least 60 days prior to the automatic renewal. Under Mr. Olea’s Employment Agreement, prior to January 1, 2024, his annual base salary was $500,000, and he was eligible to earn an annual cash bonus in the targeted amount of $750,000 based upon the achievement of performance goals established by the Compensation Committee. Effective January 1, 2024, Mr. Olea’s base salary was increased to $550,000 and (subject to achievement of performance goals established by the Compensation Committee) Mr. Olea will be eligible to earn an annual cash bonus with a target amount of $825,000. If the Compensation Committee establishes a minimum overall performance goal that Mr. Olea is required to achieve to receive an annual bonus and the minimum goal is achieved, then the annual bonus for such calendar year shall be equal to at least 80% of the target, but no more than 120% of the target bonus. In addition, from 2022 – 2023, Mr. Olea was eligible to receive an annual long-term equity award of with an aggregated targeted grant value equal to $950,000 worth of restricted stock (50% time-based vesting and 50% performance-based vesting) under the Company’s 2020 Equity Incentive Plan. Effective January 1, 2024, the aggregate targeted grant value of Mr. Olea’s Annual LTIP Award was increased to $1,350,000.
Pursuant to Mr. Olea’s Employment Agreement, Mr. Olea has agreed to restrictive covenants, including non-solicitation and non-competition covenants, applicable during the term of his employment with the Company and for various periods following his termination of employment for any reason. The non-solicitation and non-competition covenants expire 12 months after Mr. Olea’s termination. In the event Mr. Olea’s employment terminates before the expiration of the employment agreement’s term, he may be entitled to severance payments depending on the circumstances, and the severance may be enhanced if payable in connection with a change in control of the Company.
SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
Pursuant to Mr. Olea’s Employment Agreement, in the event that Mr. Olea terminates his employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Mr. Olea, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to the sum of Mr. Olea’s annual base salary and target annual cash bonus; and

(3)
all outstanding and unvested Olea Time Vesting LTIP Awards, if any, will fully vest and all outstanding Olea Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

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Executive Compensation
Non-Renewal of Employment Agreement
Pursuant to Mr. Olea’s Employment Agreement, in the event that Mr. Olea’s employment terminates due to the Company’s non-renewal of his employment agreement after the expiration of the initial term ending on December 31, 2026 or any subsequent one-year renewal period, the Company will pay and provide Mr. Olea, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed; and

(2)
all outstanding and unvested Olea Time Vesting LTIP Awards, if any, will fully vest and all outstanding Olea Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Death or Disability
Pursuant to Mr. Olea’s Employment Agreement, in the event that Mr. Olea’s employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. Olea (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. Olea was employed; and

(2)
all outstanding and unvested Olea Time Vesting LTIP Awards, if any, will fully vest and all outstanding Olea Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics (other than the 2022 Olea Performance Vesting LTIP Award, which will vest at 100% pursuant to the applicable award agreement).

Change in Control Termination
Pursuant to Mr. Olea’s Employment Agreement, in the event that Mr. Olea terminates his employment for “good reason” or is terminated by the Company without “cause,” in either case, in connection with, or within 12 months following, a change in control of, the Company will pay and provide Mr. Olea, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times the sum of Mr. Olea’s annual base salary and the target annual cash bonus; and

(3)
all outstanding and unvested Olea Time Vesting LTIP Awards, if any, will fully and immediately vest and all outstanding Olea Performance Vesting LTIP Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Olea executing and not revoking a release of claims in favor of the Company.
Under Mr. Olea’s Employment Agreement, Mr. Olea is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Olea’s employment and for the 12-month period following his termination for any reason.

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Anton Nikodemus
On September 29, 2023, the Company entered into an Employment Agreement with Mr. Nikodemus to serve as the Chief Executive Officer of HHH Seaport Division (“Mr. Nikodemus’s Employment Agreement”). Mr. Nikodemus’s Employment Agreement has an initial term of five years, expiring on September 28, 2028, subject to earlier termination events described below. Upon the expiration of the initial term of five years, his employment agreement will automatically renew for additional one-year periods, unless either party provides the other party with at least 60 days’ prior written notice that it does not wish to automatically renew the term.
Under Mr. Nikodemus’s Employment Agreement, Mr. Nikodemus is entitled to an annual base salary of $1,250,000 and an initial cash bonus of $1,000,000 that was paid in February 2024. Mr. Nikodemus is also entitled to a relocation allowance of $200,000 and a temporary housing reimbursement for up to 12 months. Subject to achievement of certain performance goals that will be established annually by the Compensation Committee, Mr. Nikodemus will be eligible to earn an annual cash bonus, starting in 2024, with a target amount of $1,250,000. (If the Compensation Committee sets a minimum overall goal under the annual incentive program with respect to any performance year, and that minimum overall goal is achieved, the bonus payable would range from a threshold value of 50% of target to a maximum value of 150% of target.)
INITIAL NIKODEMUS LTIP AWARD
In connection with entering into Mr. Nikodemus’s Employment Agreement, on December 29, 2023, the Company awarded Mr. Nikodemus an initial long-term equity incentive award (the “Initial Nikodemus LTIP Award”) with an aggregate targeted grant value of $2,400,000 (based on the closing price of the Company’s common stock on December 29, 2023), consisting of: 28,054 shares of restricted stock, with time-based pro-rata vesting over three years. The Initial Nikodemus LTIP Award is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and the applicable award agreements issued thereunder.
INITIAL NIKODEMUS SEAPORT LTIP AWARD
Pursuant to Mr. Nikodemus’s Employment Agreement, as soon as reasonably practicable after the date when Seaport Entertainment. begins trading on a nationally recognized stock exchange and has filed a Form S-8, pursuant to Mr. Nikodemus’s Employment Agreement, Mr. Nikodemus will be entitled to an initial long-term equity incentive award (the “Initial Nikodemus Seaport LTIP Award”) with an initial value of $10,000,000 (based on a volume weighted average trading price for the first 5 days of trading of the Seaport Entertainment), with five-year cliff vesting. One-third of the Initial Nikodemus Seaport LTIP Award will be granted in the form of restricted stock; one-third will be granted in the form of an option to purchase shares of Seaport Entertainment at the fair market value as of the date of grant; and one-third will be granted in the form of an option to purchase shares of Seaport Entertainment.at a price equal to 150% of the fair market value of the shares on the day of grant. The Initial Nikodemus Seaport LTIP Award is subject to approval by Seaport Entertainment’s Compensation Committee and/or Board of Directors and subject to the terms and conditions of Seaport Entertainment Corp.’s equity incentive plan and applicable award agreements issued thereunder.
SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
Pursuant to Mr. Nikodemus’s Employment Agreement, in the event that Mr. Nikodemus terminates his employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Mr. Nikodemus, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to the sum of Mr. Nikodemus’s annual base salary and target annual cash bonus; and

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(3)
all outstanding and unvested time-based equity incentive awards (“Nikodemus Time Vesting LTIP Awards”), if any, will fully vest and all outstanding performance-based awards (“Nikodemus Performance Vesting LTIP Awards”) will remain outstanding and continue to vest based on the achievement of the performance metrics.

Non-Renewal of Employment Agreement
Pursuant to Mr. Nikodemus’s Employment Agreement, in the event that Mr. Nikodemus’s employment terminates due to the Company’s non-renewal of Mr. Nikodemus’s Employment Agreement after the expiration of the initial five-year term or any subsequent one-year renewal period, the Company will pay and provide Mr. Nikodemus, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed; and

(2)
all outstanding and unvested Nikodemus Time Vesting LTIP Awards, if any, will fully vest and all outstanding Nikodemus Performance Vesting LTIP Awards, if any, will remain outstanding and continue to vest based on the achievement of the performance metrics.

Death or Disability
Pursuant to Mr. Nikodemus’s Employment Agreement, in the event that Mr. Nikodemus’s employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. Nikodemus (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. Nikodemus was employed; and

(2)
all outstanding and unvested Nikodemus Time Vesting LTIP Awards, if any, will fully vest and all outstanding Nikodemus Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Change in Control Termination
Pursuant to Mr. Nikodemus’s Employment Agreement, in the event that Mr. Nikodemus terminates his employment for “good reason” or is terminated by the Company without “cause,” in either case, in connection with, or within 12 months following, a change in control, the Company will pay and provide Mr. Nikodemus, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times the sum of Mr. Nikodemus’s annual base salary and the target annual cash bonus; and

(3)
all outstanding and unvested Nikodemus Time Vesting LTIP Awards, if any, will fully and immediately vest and all outstanding Nikodemus Performance Vesting LTIP Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Nikodemus executing and not revoking a release of claims in favor of the Company.
Under Mr. Nikodemus’s Employment Agreement, he also is subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Nikodemus’s employment and for the 12-month period following his termination for any reason.

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Kristi Smith
On July 7, 2023, the Company entered into an offer letter for employment with Ms. Smith to serve in her role as President, Columbia. Ms. Smith is employed on an at-will basis. Under the offer letter, Ms. Smith (i) received an initial cash bonus in the amount of $55,000 and (ii) is entitled to (a) an annual base salary of $475,000 and (b) an annual discretionary bonus at a target of 90% of her base salary, subject to the applicable performance goals being achieved.
Additionally, Ms. Smith is eligible to receive an annual long-term equity award of up with an aggregated targeted grant value equal to 90% of her base salary (50% time-based vesting and 50% performance-based vesting) under the Company’s 2020 Equity Incentive Plan.
In connection with entering into the offer letter, on August 28, 2023, the Company granted to Ms. Smith an initial one-time restricted share award of 12,101 shares of common stock (the “Initial Smith LTIP Award”) in recognition of her forfeiture of certain awards at her former employer by reason of her employment commencement with us, 55% of which vested on January 31, 2024, with the remaining 45% to vest on January 31, 2025 (subject to Ms. Smith continuing to be an employee of the Company through the vesting date). The Initial Smith LTIP Award is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and the applicable award agreement issued thereunder.
Ms. Smith’s base salary increased to $500,000, effective January 1, 2024.
SEPARATION BENEFITS PLAN
Ms. Smith is a participant under our Separation Benefits Plan. In connection with an involuntary termination by the Company, subject to the execution and non-revocation of a release of claims in favor of the Company, Ms. Smith is entitled to a lump sum payment equal to 12 weeks of continued base salary payments plus an additional four weeks of continued base salary payments for each year of employment with the Company. The maximum severance payment under this plan was $923,077 in 2023.
Employment Agreements – Definitions
The following defined terms generally apply to the employment agreements of Messrs. O’Reilly, Cross, and Olea.
■
“Cause” generally means, as determined in good faith by the board of directors, and where the Executive and the Executive’s counsel had an opportunity (on at least 15 days prior notice) to be heard before the board of directors, the Executive’s: (i) conviction, plea of guilty or no contest to any felony; (ii) gross negligence or willful misconduct in the performance of his duties; (iii) drug addiction or habitual intoxication; (iv) commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, material violation of law, or a material act of dishonesty against the Company, in each case that the board of directors determines was willful; (v) material and continued breach of the employment agreement, after notice for substantial performance is delivered by the Company in writing that identifies in reasonable detail the manner in which the Company believes the Executive is in breach of this employment agreement; (vi) willful material breach of Company policy or code of conduct; or (vii) willful and continued failure to substantially perform the Executive’s duties under the employment agreement (other than such failure resulting from the Executive’s incapacity due to physical or mental illness), in each case, subject to certain cure periods by the Executive.

■
“Change in Control” generally means the occurrence of any of the following events: (i)  any consolidation, amalgamation, or merger of the Company with or into any other person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have beneficial ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity (measured by economic value or voting power (by contract,

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share ownership or otherwise)) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction; (ii)  the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person; (iii) during any period of twelve consecutive months, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; provided, however, that notwithstanding the foregoing, any transaction with Pershing Square Capital Management, L.P. or any of its Affiliates shall not be deemed to be a Change in Control, unless otherwise determined by the Board.
■
“Good Reason” generally means the occurrence of any of the following events without the Executive’s written consent: (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties or responsibilities or change in the Executive’s reporting relationship; or (iii) any other action or inaction that constitutes a material breach by the Company of the employment agreement.

The following defined terms generally apply to the employment agreement of Mr. Nikodemus.
■
“Cause” generally means, as determined in good faith by the board of directors, and where the Executive and the Executive’s counsel had an opportunity (on at least 15 days prior notice) to be heard before the board of directors, the Executive’s: (i) conviction, plea of guilty or no contest to any felony; (ii) gross negligence or willful misconduct in the performance of his duties; (iii) drug addiction or habitual intoxication; (v) commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, material violation of law, or a material act of dishonesty against the Company, in each case that the board of directors determines was willful; (v) material and continued breach of the employment agreement, after notice for substantial performance is delivered by the Company in writing that identifies in reasonable detail the manner in which the Company believes the Executive is in breach of this employment agreement; (vi) willful material breach of Company policy or code of conduct; or (vii) willful and continued failure to substantially perform the Executive’s duties under the employment agreement (other than such failure resulting from the Executive’s incapacity due to physical or mental illness), in each case, subject to certain cure periods by the Executive.

■
“Change in Control” is defined as for the other NEOs above, except that a transaction or series of transactions in which Seaport Entertainment becomes a separate and independently traded company on a nationally recognized exchange shall not constitute a Change in Control for purposes of Mr. Nikodemus’s employment agreement.

■
“Good Reason” generally means the occurrence of any of the following events without the Mr. Nikodemus’s written consent: (i) a material diminution in Mr. Nikodemus’s base compensation; (ii) a material diminution in Mr. Nikodemus’s authority, duties or responsibilities; (iii) Mr. Nikodemus no longer reporting directly to the Board; or (iv) any other action or inaction that constitutes a material breach by the Company of the employment agreement; or (v) any requirement that Mr. Nikodemus relocate or maintain his Principal Location more than fifty (50) miles from New York, New York.

Peter Riley (Former General Counsel)
On March 31, 2023, the Company notified Peter F. Riley, Senior Executive Vice President, General Counsel and Secretary of the Company, that his employment was being terminated without cause.
On May 15, 2023, Mr. Riley and the Company entered into a Separation and Release Agreement (the “Separation Agreement”). The Separation Agreement became effective on May 23, 2023. Under the Separation Agreement, Mr. Riley waived the remainder of the 60-day notice period and agreed that his termination date was May 15, 2023. Additionally, as memorialized in the Separation Agreement, Mr. Riley received (1) cash severance in the amount of

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$1,417,500, including a prorated target bonus for 2023; (2) accelerated vesting of time-based and performance-based equity awards; and (3) $300,000 in satisfaction of the Company’s obligation to repurchase his home and pay relocation costs. Pursuant to the Separation Agreement, Mr. Riley released the Company and its affiliates from, among other things, all claims he has or may have resulting from his employment with the Company or the termination of his employment. In addition, the Company and Mr. Riley entered into a consulting agreement (the “Consulting Agreement”) pursuant to which Mr. Riley received $35,000 per month for six months (for a total of $210,000). On August 18, 2023, the Company and Mr. Riley entered into a separate Settlement and Release Agreement (the “Settlement Agreement”), pursuant to which the Company paid Mr. Riley a total sum of $100,000.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information on the outstanding equity awards held by the NEOs at December 31, 2023.*
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested** ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested** ($)
David O’Reilly
03/23/2023	—	—	—	—	—	—	15,012	1,284,277
02/02/2023	—	—	—	—	12,764(3)	1,091,960	—	—
02/08/2021	—	—	—	—	3,176(6)	271,707	—	—
02/08/2021	—	—	—	—	—	—	2,832	203,780
11/30/2020	—	—	—	—	4,641(8)	397,038	–	–
11/30/2020	—	—	—	—	—	—	3,480	297,740
11/30/2020	—	17,965(5)	72.73	11/30/2030	—	—	—	—
02/12/2020	—	—	—	—	1,052(7)	89,999	—	—
02/12/2020	—	—	—	—	—	—	1,578	134,972
L. Jay Cross
03/23/2023	—	—	—	—	—	—	12,009	1,027,370
02/02/2023	—	—	—	—	10,211(3)	873,551	—	—
12/01/2020	—	—	—	—	3,712(9)	317,562	—	—
12/01/2020	—	—	—	—	—	—	2,784	238,171
12/01/2020	—	14,372(5)	74.76	12/01/2030	—	—	—	—
Carlos A. Olea
03/23/2023	—	—	—	—	—	—	6,338	542,216
02/02/2023	—	—	—	—	5,389(3)	461,029	—	—
02/22/2022	—	—	—	—	574(4)	49,106	—	—
02/22/2022	—	—	—	—	—	—	2,026	173,290
02/08/2021	—	—	—	—	318(6)	27,205	—	—
02/08/2021	—	—	—	—	—	—	238	20,378
02/12/2020	—	—	—	—	120(7)	10,266	—	—
02/12/2020	—	—	—	—	—	—	179	15,348
Anton Nikodemus
12/29/2023	—	—	—	—	28,054(10)	—	—	2,400,020
Kristi Smith
08/28/2023	—	—	—	—	12,101(11)	—	—	1,035,241

*
On August 11, 2023, Howard Hughes Holdings Inc. became the successor to The Howard Hughes Corporation pursuant to a reorganization in which all of The Howard Hughes Corporation’s outstanding shares were automatically converted into equivalent corresponding shares of Howard Hughes Holdings Inc. The reorganization resulted in Howard Hughes Holdings Inc. becoming a parent holding company of The Howard Hughes Corporation but did not alter the proportionate interests of security holders.

**
Pursuant to SEC rules, market value in these columns was determined by multiplying the number of shares of stock by $85.55, the closing price of our common stock on December 29, 2023, the last trading day of the year.

(1)
This column reflects outstanding grants of restricted stock (time-based vesting).

(2)
In the case of performance-based awards granted in 2020 and 2021, this column reflects the total amount of restricted stock (performance-based vesting) that vest at the level of 30% based upon the attainment of specific levels of TSR over a five-year period. In the case of performance-based awards granted in February 2022 to Mr. Olea, this column reflects the total amount of restricted stock (performance-based vesting) that vest at the level of 120% based upon the cumulative compounded annual TSR percentile relative to the TSR of certain other companies over a three-year period. In the case of performance-based awards granted in 2023, this column reflects the total amount of restricted stock (performance-based vesting) that vest at the level of 100% based upon achieving the threshold adjusted net asset value growth over a three-year period. See Footnote 3 of the 2023 Grants of Plan-Based Awards table for additional information regarding the vesting of performance-based restricted stock.

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(3)
These shares vest in three approximately equal installments. One-third (1/3) vested on February 2, 2024, and one-third (1/3) will vest on each of December 31, 2024 and December 31, 2025.

(4)
These shares vest in three equal installments. One-third (1/3) vested on February 22, 2023, one-third (1/3) vested on December 31, 2023, and the remaining one-third will vest on December 31, 2024.

(5)
These stock options cliff vest five years from the date of grant.

(6)
These shares vest in five equal installments. Twenty percent (20%) vested on each of February 8, 2022, December 31, 2022, and December 31, 2023, and 20% will vest on each of December 31, 2024 and December 31, 2025.

(7)
These shares vest in five equal installments. Twenty percent (20%) vested on each of February 22, 2021, December 31, 2021, December 31, 2022, and December 31, 2023, and 20% will vest on December 31, 2024.

(8)
These shares of restricted stock vest in five equal installments. Twenty percent (20%) vested on each of November 30, 2021, November 30, 2022, and November 30, 2023, and 20% will vest on each of November 30, 2024 and November 30, 2025.

(9)
These shares of restricted stock vest in five equal installments. Twenty percent (20%) vested on each of December 1, 2021, December 1, 2022, and December 1, 2023, and 20% will vest on each of December 1, 2024, and December 1, 2025.

(10)
These shares of common stock vest in three equal installments, with one-third (1/3) of the total number of shares granted vesting on the following dates: December 29, 2024, December 29, 2025, and December 29, 2026.

(11)
These shares of common stock vest in two installments, with 55% vesting on January 31, 2024, and the remaining 45% vesting on January 31, 2025.

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2023 OPTION EXERCISES AND STOCK VESTED
The following table sets forth information regarding options exercised and stock awards vested during fiscal year 2023 with respect to our NEOs.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David O’Reilly	–	–	6,002	485,538
L. Jay Cross	–	–	1,856	136,435
Carlos Olea	–	–	1,491	127,649
Anton Nikodemus	–	–	–	–
Kristi Smith	–	–	–	–
Peter Riley	–	–	33,855	2,564,015
NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth information regarding the contributions and earnings credited to the accounts of the NEOs under the nonqualified deferred compensation plan in 2023 and plan balances as of December 31, 2023. The nonqualified deferred compensation plan was established in 2015. Although the Company has the flexibility to make discretionary contributions to the nonqualified deferred compensation plan, it has not made any such contributions. Each participant’s deferral account in the plan is credited or debited for gains and losses associated with his or her account’s notional (not actual) investment in investment options selected by the participant from a menu established from time to time by the Board (or a committee thereof). Participants are not provided with above-market or preferential earnings on their deferral accounts and are only entitled to receive distributions of their account balances in accordance with their deferral elections in effect from time to time and the terms of the plan. All amounts deferred by Mr. Riley under the plan were reflected in the summary compensation table for any year in respect of which he was a named executive officer.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David O’Reilly	–	–	–	–	–
L. Jay Cross	–	–	–	–	–
Carlos Olea	–	–	–	–	–
Anton Nikodemus	–	–	–	–	–
Kristi Smith	–	–	–	–	–
Peter F. Riley	–	–	101,943	1,198,072	–
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table reflects the estimated compensation and other benefits payable to each NEO (other than Mr. Riley) upon termination of employment, including in connection with a “change in control” of the Company. The amounts payable to Mr. Riley upon his termination of employment in 2023 are set forth above under “Employment Agreements and Arrangements with the NEOs – Peter Riley (Former General Counsel).”

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The amounts shown in the table assume that the triggering event was effective as of December 31, 2023 and that the price of our common stock on which certain of the calculations are based was the closing price of $85.55 per share on December 29, 2023, the last trading day of the year. These amounts are estimates of the incremental amounts and benefits that would be payable to each NEO upon each triggering event, and give effect to the base salary and target bonus increases given to Messrs. O’Reilly and Olea (in each case effective December 31, 2023) as described above under “Employment Agreements and Arrangements with the NEOs.” The actual amounts to be paid out can only be determined at the time of the triggering event, if any. The table does not include amounts that would be payable to Messrs. O’Reilly, Cross, Olea, and Nikodemus under each of their employment agreements in the event of termination due to the Company’s non-renewal of such employment agreements after the expiration of the initial term because none of the employment agreements had expired as of December 31, 2023. For additional information, see “Employment Agreements and Arrangements with the NEOs.”
Name and Benefit	Termination Without Cause or for Good Reason ($)	Death or Disability ($)	Termination Without Cause or for Good Reason in connection with Change in Control(7) ($)
David O’Reilly
Cash Severance	4,500,000(1)	1,750,000(2)	7,250,000(3)
Equity Awards	5,486,931(4)	5,486,931(4)	5,486,931(4)
Total estimated value	9,986,931	7,236,931	12,736,931
L. Jay Cross
Cash Severance	4,650,000(1)	1,950,000(2)	7,350,000(3)
Equity Awards	3,167,460(4)	2,694,825(5)	3,167,460(4)
Total estimated value	7,817,460	4,644,825	10,517,460
Carlos Olea
Cash Severance	2,200,000(1)	825,000(2)	3,575,000(3)
Equity Awards	1,304,210(4)	1,304,210(4)	1,304,210(4)
Total estimated value	3,504,210	2,129,210	3,079,971
Anton Nikodemus
Cash Severance	5,150,000(1)	1,950,000(2)	8,350,000(3)
Equity Awards	2,400,020(4)	–(4)	2,400,020(4)
Total estimated value	7,550,020	1,950,000	10,750,020
Kristi Smith
Cash Severance(6)	115,385	–	115,385
Equity Awards	1,035,241(4)	1,035,241(4)	1,035,241(4)
Total estimated value	1,150,625	1,035,241	1,150,625

(1)
Amount represents cash severance outside of a change in control as described under above under “Employment Agreements and Arrangements With The NEOs,” including (i) a cash payment equal to the sum of base salary and target bonus, and (ii) a prorated target bonus for the year of termination.

(2)
Amount represents a prorated target bonus for the year of termination.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 81

Executive Compensation
(3)
Amount represents cash severance in connection with a change in control as described above under “Employment Agreements And Arrangements With The NEOs,” including (i) a cash payment equal to two times the sum of base salary and target bonus, and (ii) a prorated target bonus for the year of termination.

(4)
Amount represents accelerated vesting of time-based equity awards and the value of performance-based equity awards eligible to vest (assuming performance at the “target” level). Acceleration of stock options is shown using their intrinsic (or “spread”) value, if any.

(5)
Amount represents the value of performance-based equity awards eligible to vest (assuming performance at the “target” level) and accelerated vesting of time-based equity awards granted in 2023.

(6)
The amounts in this row represent cash severance payable to Ms. Smith in connection with an involuntary termination by the Company pursuant to the Separation Benefits Plan.

(7)
For Messrs. O’Reilly, Cross, Olea and Nikodemus, each of their employment agreements provides that if the NEO becomes entitled to receive or if he receives any payments and benefits that would become subject to the excise tax under Section 4999 of the IRC (the “golden parachute” excise tax applicable in certain circumstances upon a change in control of the Company), the payments and benefits will be reduced such that the excise tax does not apply, unless he would be better off on an after-tax basis receiving all of the payments and benefits. For Ms. Smith, the Separation Benefits Plan provides that if any of the payments or benefits provided or to be provided by the Company to Ms. Smith pursuant to the Separation Benefits Plan or otherwise would be subject to the excise tax imposed under Section 4999 of the IRC the separation benefit will be reduced to the minimum extent necessary to ensure that no portion of the separation benefit is subject to the excise tax. The figures in the table above disregard the potential impact of any potential reductions in connection with these provisions.

PAY RATIO DISCLOSURE
We determined that the 2023 annual total compensation of the median of all our employees who were employed as of December 31, 2023 (other than the CEO) was $99,533. Mr. O’Reilly’s annual total compensation for 2023 was $4,966,996. Based on this information, for 2023, the ratio of the compensation of our CEO to the median annual total compensation of all other employees was approximately 50 to 1.
To identify the median compensated employee, we used Box 5, W-2 data for all individuals employed as of December 31, 2023, annualizing this data for those employees who joined the Company in 2023.
We believe our pay ratio presented above is a reasonable estimate. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio may not be comparable to the pay ratio reported by other companies.
PAY VS. PERFORMANCE
As discussed in the CD&A above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs’ realized compensation to the achievement of Company’s financial, operational, and strategic objectives, and to align our executive pay with changes in the value of our stockholders’ investments. The table below shows compensation actually paid (as defined by the SEC in Item 402(v) of Regulation S-K) for our executives and our financial performance for the years shown in the table. For purposes of this discussion, our CEO is also referred to as our principal executive officer or “PEO” and our other Named Executive Officers are referred to as our “Non-PEO NEOs”:
Fiscal Year	Summary Compensation Table Total for PEO 1 (David O’Reilly) ($)(1)(2)(3)	Compensation Actually Paid to PEO 1 (David O’Reilly) ($)(1)(3)(4)	Summary Compensation Table Total for PEO 2 (Paul Layne) ($)(1)(2)(3)	Compensation Actually Paid to PEO 2 (Paul Layne) ($)(1)(3)(4)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(4)	Value of an initial $100 Investment based on:		Net Income (Loss) (thousand) ($)(7)	Total Segment EBT (thousand) ($)(8)
							Total Stockholder Return ($)(5)	Peer Group Total Stockholder Return ($)(6)
2023	$4,966,996	$5,175,557	—	—	$2,941,041	$3,106,919	67.47	118.71	$(551,773)	$(523,434)
2022	2,565,250	452,100	—	—	2,434,454	1,425,508	60.26	105.65	184,533	430,070
2021	3,851,162	4,835,249	—	—	2,073,652	2,616,212	80.27	143.02	56,100	296,657
2020	4,923,118	4,242,224	4,067,723	(3,215,717)	2,375,887	726,039	62.25	97.83	(26,154)	201,245

82 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Executive Compensation
(1)
NEOs included in these columns reflect the following individuals:

Year	PEO	Non-PEO NEOs
2023	David O’Reilly	A. Nikodemus, Kristi L. Smith, Carlos A. Olea, Peter F. Riley, L. Jay Cross
2022	David O’Reilly	L. Jay Cross, Carlos A. Olea, Peter F. Riley, Saul Scherl, Correne Loeffler
2021	David O’Reilly	L. Jay Cross, Peter F. Riley, Saul Scherl, Correne Loeffler
2020	Paul Layne, David O’Reilly	L. Jay Cross, Peter F. Riley, Saul Scherl

(2)
Amounts reflect Summary Compensation Table Total Pay for our NEOs for each corresponding year.

(3)
Paul Layne served as CEO until September 17, 2020, and Mr. O’Reilly began serving as Interim Chief Executive Officer until he was promoted on December 1, 2020.

(4)
Compensation Actually Paid (CAP) has been calculated based on the requirements and methodology set forth in the applicable SEC rules (Item 402(v) of Regulation S-K). The CAP calculation includes the end-of-year value of awards granted within the fiscal year, the change in fair value from prior year end of vested awards and the change from prior year end in the fair value of unvested awards granted in prior years, regardless of if, when, or at which intrinsic value they will actually vest. To calculate CAP for 2023 the following amounts were deducted from and added to the total compensation number shown in the Summary Compensation Table:

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid	Fiscal Year 2023 (For PEO)	Fiscal Year 2023 (Average For Non-PEO NEOs)
Summary Compensation Table Total	$4,966,996	$2,941,041
(Minus): Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	$(2,321,025)	$(1,400,427)
Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	$2,376,237	$1,267,885
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	$128,880	$23,212
Plus: Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	0	$148,718
Plus/(Minus): Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$26,865	$126,537
(Minus): Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$(2,397)	$(46)
Plus:</(Minus)>: Value of Dividends or Other Earnings Paid on Option and Stock Awards Not Otherwise Reflected in Total Compensation	$0	0
Compensation Actually Paid	$5,175,557	$3,106,919
For purposes of the above adjustments, the fair value of equity awards on the applicable date were determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes.
The table below contains ranges of assumptions used in the valuation of outstanding equity awards for fiscal year 2023. For more information, please see the notes to our financial statements in our Annual Report on Form 10-K and the footnotes to the Summary Compensation Table of this proxy statement.

Proxy Statement for the 2024 Annual Meeting of Stockholders / 83

Executive Compensation
Fiscal Year 2023
Restricted Stock Units
Stock Price	$73.51 – $85.72
Performance Share Units
Financial Metric Multiplier	100%
Market Condition Fair Value	$0.22 – $95.37
Volatility	27% – 31%
Risk-Free Interest Rate	4.1% – 4.7%
Stock Options
Expected Term (years)	3.8 – 3.9
Strike Price	$72.73 – $74.76
Volatility	33% – 36%
Dividend Yield	0%
Risk-Free Interest Rate	3.8%

(5)
Total Stockholder Return (TSR) represents the cumulative return on a fixed investment of $100 in the Company’s common stock, for the period beginning on the last trading day of fiscal year 2019 through the end of the applicable fiscal year, assuming reinvestment of dividends.

(6)
Peer Group Total Stockholder Return represents the cumulative return on a fixed investment of $100 in the S&P 500 Real Estate Index for the period beginning on the last trading day of fiscal year 2019 through the end of the applicable fiscal year, assuming reinvestment of dividends. The S&P 500 Real Estate Index is the peer group used by the Company for purposes of Item 201(e) of Regulation S-K under the Exchange Act in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

(7)
The dollar amounts reported represent the net income reflected in the Company’s audited financial statements for the applicable year.

(8)
See Annex A for additional information regarding Total Segment EBT.

84 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Executive Compensation
Relationship between CAP vs. Cumulative TSR of Company and the Peer Group
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s TSR, as well as the relationship between our TSR and the TSR of our peer group:

CAP vs. TSR
$143
$119
$98
$106
$80
$62
$60
$67
$4.8M
$5.2M
$2.6M
$3.1M
$1.0M
$0.7M
$1.4M
$0.5M
2020
2021
2022
2023
Compensation Actually Paid (PEO) (Aggregated for 2020)
Avg. Compensation Actually Paid (Non-PEO NEOs)
Company TSR
Peer Group TSR

Relationship between CAP vs. Net Income
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s net income:

CAP vs. Net Income
-$26.2M
$56.1M
$184.5M
-$551.8M
$1.0M
$0.7M
$4.8M
$2.6M
$0.5M
$1.4M
$5.2M
$3.1M
2020
2021
2022
2023
Compensation Actually Paid (PEO) (Aggregated for 2020)
Avg. Compensation Actually Paid (Non-PEO NEOs)
Net Income (millions)

Proxy Statement for the 2024 Annual Meeting of Stockholders / 85

Executive Compensation
Relationship between CAP vs. Total Segment EBT
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s Total Segment EBT:

CAP vs. Segment EBT
$201.2M
$296.7M
$430.1M
-$523.4M
$1.0M
$0.7M
$4.8M
$2.6M
$0.5M
$1.4M
$5.2M
$3.1M
2020
2021
2022
2023
Compensation Actually Paid (PEO) (Aggregated for 2020)
Avg. Compensation Actually Paid (Non-PEO NEOs)
Total Segment EBT (millions)

Most Important Performance Measures
The following table identifies the five most important financial performance measures used by our Compensation Committee to link the CAP to our CEO and other NEOs in 2023, to company performance.
Financial Performance Measures
Total Segment EBT
Operating Assets NOI
Corporate Cash G&A
MPC EBT
Total Stockholder Return

86 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Stockholder Proposals for 2025 Annual
Meeting of Stockholders
In order to be included in the Company’s proxy materials for the 2025 Annual Meeting, a stockholder proposal (other than director nominations) must be received in writing by the Company at Howard Hughes Holdings Inc., 9950 Woodloch Forest Dr., Suite 1100 The Woodlands, Texas 77380, Attention: Corporate Secretary, by December 9, 2024, and otherwise comply with all requirements of the SEC for stockholder proposals.
If you do not wish to submit a proposal for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2025 Annual Meeting, you must give timely written notice of the proposal to the Company’s Corporate Secretary. To be timely, the notice (including a notice recommending a director candidate) must be delivered to the above address no earlier than the close of business 120 days (January 23, 2025) nor later than the close of business 90 days prior (February 22, 2025) to the first anniversary date of the preceding year’s annual meeting. The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by the Company’s amended and restated bylaws. A copy of the Company’s by-laws is available upon request from the Company’s Corporate Secretary.
In addition to the notice and informational requirements contained in our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees for the 2025 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 24, 2025. If the date of the 2025 Annual Meeting changes by more than 30 calendar days from the date of the Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting or the 10th calendar day following public announcement by the Company of the date of the 2025 Annual Meeting.

Other Matters

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company. All the expenses involved in soliciting proxies for the Annual Meeting will be paid by the Company. We may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of our common stock. The solicitation of proxies will be conducted primarily by mail, but may include telephone, email, or oral communications by directors, officers, or regular employees of the Company, acting without special compensation.
The Board is not aware of any other business that may be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
By Order of the Board of Directors,
David O’Reilly
Chief Executive Officer
The Woodlands, Texas
April 4, 2024

Proxy Statement for the 2024 Annual Meeting of Stockholders / 87

ANNEX A
Reconciliation of Non-GAAP Measures
Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.
As a result of our four segments—Operating Assets, Master Planned Communities (MPC), Seaport and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax (EBT). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, segment EBT should not be considered as an alternative to GAAP net income.
A reconciliation between EBT and Net income is presented below:
thousands	Operating Assets Segment	MPC Segment	Seaport Segment	Strategic Developments Segment	Total
Year ended December 31, 2023
Total revenues	$443,632	$448,452	$81,971	$49,987	$1,024,042
Total operating expenses	(210,166)	(193,470)	(103,466)	(80,472)	(587,574)
Segment operating income (loss)	233,466	254,982	(21,495)	(30,485)	436,468
Depreciation and amortization	(170,731)	(418)	(37,791)	(3,963)	(212,903)
Interest income (expense), net	(127,388)	64,291	3,065	16,074	(43,958)
Other income (loss), net	1,843	(102)	(1,290)	690	1,141
Equity in earnings (losses) from unconsolidated ventures	2,969	22,666	(81,485)	142	(55,708)
Gain (loss) on sale or disposal of real estate and other assets, net	23,926	—	—	236	24,162
Gain (loss) on extinguishment of debt	(96)	—	(48)	—	(144)
Provision for impairment	—	—	(672,492)	—	(672,492)
Segment EBT	$(36,011)	$341,419	$(811,536)	$(17,306)	$(523,434)
Corporate income, expenses and other items					(28,096)
Net income (loss)					(551,530)
Net (income) loss attributable to noncontrolling interests					(243)
Net income (loss) attributable to common stockholders					$(551,773)

thousands	Operating Assets Segment	MPC Segment	Seaport Segment	Strategic Developments Segment	Total
Year ended December 31, 2022
Total revenues	$431,834	$408,365	$88,468	$679,763	$1,608,430
Total operating expenses	(194,496)	(173,905)	(104,393)	(504,036)	(976,830)
Segment operating income (loss)	237,338	234,460	(15,925)	175,727	631,600
Depreciation and amortization	(154,626)	(394)	(36,338)	(5,319)	(196,677)
Interest income (expense), net	(89,959)	50,305	3,902	17,073	(18,679)
Other income (loss), net	(1,140)	23	245	1,799	927
Equity in earnings (losses) from unconsolidated ventures	22,263	(1,407)	(36,273)	868	(14,549)
Gain (loss) on sale or disposal of real estate and other assets, net	29,588	—	—	90	29,678
Gain (loss) on extinguishment of debt	(2,230)	—	—	—	(2,230)
Segment EBT	$41,234	$282,987	$(84,389)	$190,238	$430,070
Corporate income, expenses and other items					(245,434)
Net income (loss)					184,636
Net (income) loss attributable to noncontrolling interests					(103)
Net income (loss) attributable to common stockholders					$184,533
Net Operating Income (NOI)
We believe that NOI is a useful supplemental measure of the performance of our Operating Assets portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization, demolition costs; other income (loss); amortization; depreciation; development-related marketing cost; gain on sale or disposal of real estate and other assets, net; provision for impairment and equity in earnings from real estate and other affiliates. All management fees have been eliminated for all internally managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of segment EBT to NOI for Operating Assets has been presented in the tables below.

	Year Ended December 31,
thousands	2023	2022
Operating Assets segment EBT	$(36,011)	$41,234
Add back:
Depreciation and amortization	170,731	154,626
Interest (income) expense, net	127,388	89,959
Equity in (earnings) losses from real estate and other affiliates	(2,969)	(22,263)
(Gain) loss on sale or disposal of real estate and other assets, net	(23,926)	(29,588)
(Gain) loss on extinguishment of debt	96	2,230
Impact of straight-line rent	(2,256)	(11,241)
Other	587	827
Operating Assets NOI	$233,640	$225,784
Company’s Share NOI – Equity Investees	7,745	9,061
Distributions from Summerlin Hospital Investment	3,033	4,638
Total Operating Assets NOI	$244,418	$239,483
Cash G&A
The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.
	Year Ended December 31,
thousands	2023	2022
General and Administrative
General and administrative (G&A)	$91,193	$81,772
Less: Non-cash stock compensation	(8,473)	(5,355)
Cash G&A	$82,720	$76,417
Condo Gross Profit
Year Ended December 31,
thousands	2023
Condo Gross Profit
Condominium rights and unit sales	$47,707
Adjusted condominium rights and unit cost of sales (a)	(39,291)
Condo adjusted gross profit	$8,416

(a)
Excludes $16.1 million charge in 2023 for the estimated costs related to construction defects at the Waiea tower.

ANNEX B
Reconciliation of Cash G&A in Form 10-K to Corporate Cash G&A for NEO Goals
thousands	Year Ended December 31, 2023
General and Administrative
General and administrative (G&A) – 2023 Form 10-K	$91,193
Less: Non-cash stock compensation	(8,473)
Cash G&A	$82,720
Less: Seaport Entertainment costs	(4,522)
Less: Cash severance payments	(2,460)
NEO Goals – Corporate Cash G&A	$75,738

ABOUT US

How we build. How you live. Howard Hughes. At Howard Hughes, our ambition is to curate vibrant communities that elevate the everyday, creating meaningful moments in great places where people can live their best lives – and thrive for generations to come.

From Wall Street to Waikiki, we design, build, own and manage some of the nation's most desirable neighborhoods and large-scale planned communities using our hallmark visionary approach to organically steward them for long-term success.

OUR VISION

Howard Hughes is dedicated to elevating the everyday – through our places, our people and our passion – and continually creating new ways of enjoying life.

OUR MISSION

At Howard Hughes, our mission is to enhance people's lives by building inspired, award-winning communities from Wall Street to Waikiki.

Our passionate professionals are energized by the opportunity to create a sense of discovery and wonder. To bring innovative approaches and perspectives to creating new ways of enjoying life. And to create vibrant, sustainable communities that reflect the diverse interests and priorities of their neighbors and residents. All of this to say that at Howard Hughes, we're not just about brick and mortar; we're about heart and soul. And the chance to enrich life's journey, every day.

Howard Hughes

www.howardhughes.com

Howard Hughes

SCAN TO
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V38197-P09677

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

HOWARD HUGHES HOLDINGS INC.

The Board of Directors recommends you vote FOR all the listed nominees:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. David Eun	☐	☐	☐
1b. Adam Flatto	☐	☐	☐
1c. Ben Hakim	☐	☐	☐
1d. Beth Kaplan	☐	☐	☐
1e. Allen Model	☐	☐	☐
1f. David O'Reilly	☐	☐	☐
1g. R. Scot Sellers	☐	☐	☐
1h. Steven Shepsman	☐	☐	☐
1i. Mary Ann Tighe	☐	☐	☐
1j. Anthony Williams	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2.	For	Against	Abstain
2. Advisory (non-binding) vote to approve executive compensation Say-on-Pay	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 3.	For	Against	Abstain
3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2024	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV38197-P09677For Against AbstainFor Against AbstainFor Against Abstain! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !HOWARD HUGHES HOLDINGS INC.9950 WOODLOCH FOREST DR., SUITE 1100THE WOODLANDS, TX 773801c. Ben Hakim1b. Adam Flatto1a. David Eun1e. Allen Model1f. David O'Reilly1d. Beth Kaplan1i. Mary Ann Tighe1j. Anthony Williams1g. R. Scot Sellers1h. Steven Shepsman2. Advisory (non-binding) vote to approve executivecompensation Say-on-Pay3. Ratification of the appointment of KPMG LLP as ourindependent registered public accounting firm for fiscal20241. Election of DirectorsNominees:HOWARD HUGHES HOLDINGS INC.The Board of Directors recommends you vote FORall the listed nominees:The Board of Directors recommends you vote FORProposal 2.The Board of Directors recommends you vote FORProposal 3.NOTE: To transact any other business that may properlycome before the Annual Meeting of Stockholders or anyadjournments or postponements thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.! ! !! ! !VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 p.m. Eastern Time the day before the cut-off date or meetingdate. Have your proxy card in hand when you access the web site and follow theinstructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials,you can consent to receiving all future proxy statements, proxy cards and annual reportselectronically via e-mail or the Internet. To sign up for electronic delivery, please followthe instructions above to vote using the Internet and, when prompted, indicate thatyou agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.Eastern Time the day before the cut-off date or meeting date. Have your proxy cardin hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.SCAN TOVIEW MATERIALS & VOTE w

V38198-P09677Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.Annual Meeting of StockholdersPier 17 Green RoomPier 17, 89 South Street, 3rd Floor, New York, NY 10038Thursday, May 23, 2024Meeting begins promptly at 9:00 a.m. Eastern TimePlease plan to arrive early as there will be no admission after the meeting beginsProof of ownership as of the record date and photo identification are required to attend the Annual MeetingHOWARD HUGHES HOLDINGS INC.Annual Meeting of StockholdersMay 23, 2024 9:00 A.M. Eastern TimeThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) David R. O'Reilly and Carlos A. Olea, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HOWARD HUGHES HOLDINGS INC. that the stockholder(s) is/are entitled to vote at theAnnual Meeting of Stockholders to be held at 9:00 A.M., Eastern Time, on Thursday, May 23, 2024 and at any adjournments or postponements thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors, FOR Proposals 2 and 3. This proxy authorizes David R. O'Reilly and Carlos A. Olea to vote at their discretion on any other matter that may properly come before the meeting or for any adjournment or postponement of the meeting.Continued and to be signed on reverse side